UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Science Applications International Corporation

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12010 Sunset Hills Road
Reston, Virginia 20190

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 8, 2022 at 9:00 a.m. (ET)
http://www.virtualshareholdermeeting.com/SAIC2022

The annual meeting of stockholders of Science Applications International Corporation ("SAIC"), a Delaware corporation, will be held on Wednesday, June 8, 2022, at 9:00 a.m. (ET) as a virtual meeting at http://www.virtualshareholdermeeting.com/SAIC2022. We believe that a virtual annual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. In addition, our Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 28, 2022, are available at www.proxyvote.com. Information on these websites, other than these materials, is not a part of the proxy solicitation materials.
The annual meeting is being held for the following purposes:
1.    To elect eleven directors;
2.    To conduct a non-binding, advisory vote to approve the compensation of our named executive officers ("Say-on-Pay");
3.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2023; and
4.    To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.
The foregoing items of business are fully described in our Proxy Statement made available on the Internet and, upon request, in paper copy. Our Board of Directors has set the close of business on April 11, 2022, as the record date for the determination of stockholders who are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters, 12010 Sunset Hills Road, Reston, Virginia 20190, for at least 10 days prior to the meeting and will also be available for inspection at the meeting.
By Order of the Board of Directors
Steven G. Mahon
Corporate Secretary

Reston, Virginia
April 27, 2022

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the virtual annual meeting via the following website: http://www.virtualshareholdermeeting.com/SAIC2022. Whether or not you expect to virtually attend, please submit your proxy or voting instructions:

By Internet	By Telephone	By Mail
For specific instructions regarding how to vote, please refer to the questions and answers beginning on page 6 of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the virtual annual meeting and voting at the meeting if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION
SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information that you should consider, and you should carefully read the entire Proxy Statement as well as our Annual Report on Form 10-K for our fiscal year ended January 28, 2022, before voting.
Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (ET) on June 8, 2022

• Website:	http://www.virtualshareholdermeeting.com/SAIC2022

• Record Date:	April 11, 2022

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the virtual meeting.
Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Proposal 1: Election of eleven directors.	FOR EACH NOMINEE	9
Proposal 2: Approval of a non-binding, advisory vote to approve the compensation of our named executive officers ("Say-on-Pay").	FOR	28
Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2023.	FOR	53
Board Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast by our stockholders.

Nominee	Age	Director Since	Principal Occupation	Committees
Robert A. Bedingfield	73	2013	Former Global Coordinating Partner at Ernst & Young LLP	• Audit (Chair) • Nominating
Carol A. Goode	68	2019	Private Consultant and Former Chief Human Resources Officer for Brocade Communication Systems	• Compensation • Nominating
Garth N. Graham	47	2021	Director and Global Head of Healthcare for YouTube, LLC	• Compensation • Risk Oversight
John J. Hamre	71	2013	Chief Executive Officer and President of the Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Nominating (Chair) • Risk Oversight
Yvette M. Kanouff	56	2019	Partner and Chief Technology Officer for JC2 Ventures	• Audit • Risk Oversight (Chair)
Nazzic S. Keene	61	2019	Chief Executive Officer of SAIC	• Risk Oversight
Timothy J. Mayopoulos	63	2015	President of Blend Labs, Inc.; former President & Chief Executive Officer at the Federal National Mortgage Association (Fannie Mae)	• Audit • Compensation
Katharina G. McFarland	62	2019	Private Consultant and former Assistant Secretary of Defense (Acquisition), Dept. of the Army	• Nominating • Risk Oversight
Milford W. McGuirt(1)	65	2021	Former Managing Partner at KPMG, LLP	• Audit • Nominating
Donna S. Morea	67	2013	Chair of SAIC's Board; former President of U.S., Europe, and Asia for CGI Group	• Compensation • Nominating
Steven R. Shane	64	2013	Former partner at Accenture PLC	• Audit • Compensation (Chair)
(1) Mr. McGuirt was appointed to the Board of Directors effective as of July 1, 2021.

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SUMMARY INFORMATION
Corporate Governance Highlights

Board of Directors Independence
✓    Ten of Eleven Directors Qualify as Independent Directors
✓    Donna S. Morea is the Independent, Non-Executive Chair of the Board of Directors
✓    Mandatory Retirement Age for Independent Directors is 75 years
✓    Mandatory Retirement Age for Employee Directors is 65 years

Director Elections
✓    Annual Board of Directors Elections
✓    Directors Elected by a Majority of Votes Cast

Board of Directors Meetings in Fiscal 2022
✓    Six Full Board of Directors Meetings
✓    Five Independent Director-Only Sessions

Evaluating and Improving Board of Directors Performance
✓    Annual Board of Directors Self-Evaluation Required
✓    Annual Review of Independence of Board of Directors
✓    Committee Self-Evaluations Required
✓    Board of Directors Orientation/Education Programs

Aligning Director and Stockholder Interests
✓    Director and Executive Stock Ownership Guidelines
✓    Annual Equity Grant to Non-Employee Directors

Published Governance Policies and Practices (available at investors.saic.com)
✓    Corporate Governance Guidelines
✓    Code of Conduct
✓    Charters for Committees of Board of Directors
✓    Position Description of Chair of Board of Directors

Science Application International Corporation
2022 Proxy Statement | 2

TABLE OF CONTENTS

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Science Application International Corporation
2022 Proxy Statement | 4

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation ("SAIC"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors ("Board") for use at our annual meeting of stockholders to be held on Wednesday, June 8, 2022, at 9:00 a.m. (ET) as a virtual meeting via webcast at http://www.virtualshareholdermeeting.com/SAIC2022, and at any and all adjournments, postponements or continuations thereof. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 27, 2022.

Information About Voting Rights and Solicitation of Proxies
Q:    Who is entitled to vote at the annual meeting?
A:    Only stockholders of record of our common stock as of the close of business on our record date of April 11, 2022, are entitled to notice of, and to vote at, the annual meeting. As of April 11, 2022, there were 55,818,593 shares of common stock outstanding. We have no other class of capital stock outstanding.

Q:    Who may attend the annual meeting?
A:    All stockholders as of our record date of April 11, 2022, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/SAIC2022 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

Q:    Why hold a virtual annual meeting?
A:    We believe that a virtual stockholder meeting provides greater access to those who may want to attend our annual meeting and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual annual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for stockholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investors Relations website at investors.saic.com as soon as possible after the meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We continue to receive positive feedback from our stockholders as we adopt best practices and new technologies for our annual meeting, proxy statement and related materials. We evaluate annually the method of holding the annual meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We continue to believe that holding our annual meeting virtually over the internet is the right approach for our company, as it enables more of our geographically diverse base of stockholders to participate in our annual meeting.
Q:    What constitutes a quorum?
A:    The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 11, 2022, is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.
Q:    What is a broker “non-vote”?
A:    A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.
Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your shares or provide voting instructions to your broker so your vote can be counted.
Q:    How many votes am I entitled to?
A:    Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in the stockholder’s name as of April 11, 2022, on any matter submitted to a vote of stockholders at the annual meeting.

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Q:    How do I vote my shares?
A:    Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:
•    FOR all of the company’s nominees to the Board;
•    FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers ("Say-on-Pay"); and
•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2023.
No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on any additional matter.
There are four different ways to vote your shares:

By Internet	By Telephone
You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.
You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail	At The Virtual Annual Meeting
If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.	If you are a stockholder of record you may electronically attend the virtual annual meeting and vote your shares at http://www.virtualshareholdermeeting.com/SAIC2022 during the meeting. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or your proxy card if you receive a printed copy of the proxy materials by mail.

You may revoke a previously delivered proxy by delivering written notice of revocation to Steven G. Mahon, our Corporate Secretary, or by executing a later dated proxy and giving written notice of the revocation to our Corporate Secretary at any time before the proxy is voted at the annual meeting. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. We will honor the latest vote received. Proxy holders will vote shares represented by written proxies, if properly signed and returned to our Corporate Secretary, in accordance with instructions of the stockholders.

Q:    What are the voting deadlines?
A:    For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (ET) on June 7, 2022. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. (ET) on June 5, 2022.

Science Application International Corporation
2022 Proxy Statement | 6

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Q:    How are the shares held by the SAIC Retirement Plan voted?
A:    Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company ("Vanguard"), as trustee of the SAIC Retirement Plan (the “SAIC Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The SAIC Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received by participants in the SAIC Retirement Plan. The SAIC Trustee’s duties with respect to voting the shares of common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the SAIC Trustee override the votes of participants with respect to the shares of common stock held by the SAIC Trustee.
Q:    How are the shares held by the SAIC Stock Plans voted?
A:    Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan (collectively, the "SAIC Stock Plans"), Newport Trust Company ("NTC"), as trustee of the SAIC Stock Plans, has the power to vote the shares of common stock held in the SAIC Stock Plans. NTC will vote all those shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in any of the SAIC Stock Plans, you do not have the right to instruct NTC how to vote or to otherwise vote your proportionate interests in the shares of common stock held in such SAIC Stock Plan.
Q:    What is the difference between a “stockholder of record” and a “beneficial” holder?
A:    These terms describe how the ownership of your shares is reflected on the books of our transfer agent, Computershare. If your shares are registered directly with Computershare, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the organization on how to vote the shares held in your account. If you wish to vote in person at the virtual annual meeting, you must obtain a valid proxy from the organization holding the shares.
Q:    Who is soliciting these proxies?
A:    We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of those shares. In addition to the distribution of the proxy materials by mail and through the Notice of Internet Availability of Proxy Materials described below under the caption "Internet Availability of Proxy Materials," proxies may be solicited by our officers, directors and employees in person, by telephone or by email. These individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.
Q:    What is “householding” and how does it affect me?
A:    We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.
If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.
Q:    Where can I find the voting results of the annual meeting?
A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Internet Availability of Proxy Materials
As permitted by the rules and regulations of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method makes the proxy distribution process more efficient, lowers costs and helps in conserving natural resources.
On or about April 27, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including the proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email through their company email address have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.
The proxy statement and annual report are available at www.proxyvote.com.

Science Application International Corporation
2022 Proxy Statement | 8

PROPOSAL 1 - ELECTION OF DIRECTORS
PROPOSAL 1 - ELECTION OF DIRECTORS

At the annual meeting, eleven directors are to be elected to serve for one-year terms to hold that position until each director’s successor is elected and qualified unless any of the directors resign or are removed prior to the end of their respective term. All nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee thereof. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected. Each nominee listed below is currently a director of the company and, other than Mr. McGuirt, each was elected by the stockholders at our 2021 annual meeting of stockholders. Mr. McGuirt was elected to serve as a director by the Board effective as of July 1, 2021, and is standing for election by our stockholders as a director of the company for the first time at this year’s annual meeting. Mr. McGuirt was first identified as a potential director candidate by a third-party recruiting firm engaged by the company. Mr. McGuirt was then evaluated by the Nominating and Corporate Governance Committee in advance of its recommendation of his service as a director.

Majority Voting Standard in Uncontested Director Elections
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2022 annual meeting of stockholders is an uncontested election.
If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or other public announcement.
Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors
The Board unanimously recommends a vote FOR each nominee.

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PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

Robert A. Bedingfield

Age: 73 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as Global Coordinating Partner at Ernst & Young LLP ("EY"), a multinational professional services firm.
Financial Expertise: Over 40 years of experience, including 32 years as a partner in EY's accounting and auditing practices.
Industry Knowledge and Experience: Government Contracting: Served as Senior Advisory Partner for a number of EY’s largest clients and served on EY’s Senior Governing Board; Aerospace and Defense Industry: Served as EY’s Aerospace & Defense Practice Leader for over 15 years.
Director Experience: Mr. Bedingfield has served on the Board of Trustees for the University of Maryland at College Park Foundation since 2000 and is currently an Emeritus Trustee, and the Board of Directors for GeoPark Limited since 2015, where he is also the Chair of the Audit Committee.
The Board believes that Mr. Bedingfield’s financial expertise and his deep knowledge and experience in government contracting gained through decades of serving major companies in our industry provide important contributions to the Board.

Committees: Audit (Chair); Nominating

Carol A. Goode

Age: 68 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: Currently serves as a human capital consultant for various technology firms. From 2014 until 2018, she served as the Senior Vice President and Chief Human Resources Officer of Brocade Communications, a technology company specializing in data and storage networking products, where she strategically led global, cross-functional teams through multiple acquisitions and divestitures. Ms. Goode also served as Vice President of Human Resources for the Product Development Group at Nortel Networks, a former multinational telecommunications and data networking equipment manufacturer, from 1997 until 2001.
Director Experience: In 2019, Ms. Goode served on the Board of Directors for WageWorks, an employee benefits administration company. Since 2020, Ms. Goode has served on the Board of Directors for Carney Technology Acquisition Corporation II, a special purpose acquisition company.
Ms. Goode brings more than 35 years of distinguished business experience in the fields of human resources and human capital management. The Board believes that her expertise provides significant value to our Board and the company in talent management, acquisition and retention.

Committees: Compensation; Nominating

Science Applications International Corporation
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PROPOSAL 1 - ELECTION OF DIRECTORS
Dr. Garth N. Graham

Age: 47 Director since: 2021 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Since January 2021, Dr. Graham has served as the Director and Global Head of Healthcare for YouTube, LLC, an online video-sharing platform and subsidiary of Alphabet Inc. (Nasdaq: GOOGL). From 2019 until 2021, Dr. Graham served as the Chief Community Health Officer for CVS Health Corporation (NYSE: CVS), a diversified health services company, and from 2013 until 2019, he served in various roles for Aetna Inc., a health insurance company, including as the President of the Aetna Foundation and the Vice President for Community Health. In April 2021, Dr. Graham became a member of the Board of Directors for Modivcare Inc. (Nasdaq: MODV), a technology-enabled healthcare services company.
Healthcare and Industry Expertise: Dr. Graham holds a medical degree from Yale School of Medicine, and a Master of Public Health from Yale School of Public Health. A cardiologist and professor of medicine, he was Deputy Assistant Secretary to the U.S. Health and Human Services Department under Presidents Barack Obama and George W. Bush, in addition he led the Office of Minority Health and the federal government’s first National Health Disparities Plan. An elected member of the National Academy of Medicine, he contributes to several boards including the Institute of Medicine Board on Population Health, the National Quality Forum, and the National Heart, Lung, and Blood Institute Advisory Council.
The Board believes that Dr. Graham’s extensive healthcare expertise and leadership qualifications in various senior roles within the healthcare arena provides a unique and dynamic skill set to the Board.

Committees: Compensation; Risk Oversight

Dr. John J. Hamre

Age: 71 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Serves as President and Chief Executive Officer of the Center for Strategic & International Studies since 2000. Served as Chairman of the Defense Policy Board Advisory Committee for four Secretaries of Defense for 10 years.
Industry Knowledge and Experience: Served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997.
Director Experience: Dr. Hamre was previously a Director of Exelis, Inc., a former global aerospace, defense, information and services company, until May 2015 and a Director of Leidos Holdings, Inc., our former parent, until September 2016. Since 2018, Dr. Hamre has served as a Director for ImperativeCare, a neurovascular device company. Dr. Hamre also served on the Board of Directors of the MITRE Corporation, a non-profit organization, from 2001 to October 2018, as well as Chairman of the Board of Directors from May 2016 to October 2018.
Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to the Board.

Committees: Nominating (Chair); Risk Oversight

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PROPOSAL 1 - ELECTION OF DIRECTORS
Yvette M. Kanouff

Age: 56 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: Currently serves as a Partner and Chief Technology Officer for JC2 Ventures, a Silicon Valley based venture capital firm. Prior to her current role, Ms. Kanouff served from 2014 to 2019 as the Senior Vice President and General Manager for the service provider business line of Cisco Systems, Inc., a global leader in information technology, networking and cybersecurity solutions. Prior to her role with Cisco, from 2012 to 2014, Ms. Kanouff served as Executive Vice President of Engineering and Technology for Cablevision Systems Corporation, a cable television provider and multiple system operator, and from 2010 to 2012, served as President of SeaChange International, a video management solutions provider.
Director Experience: Ms. Kanouff has served on the Board of Directors for Entegris, which manufactures and supplies microcontamination control products, specialty chemicals, and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries, since 2021. She has served on the board of Sprinklr, a firm that develops software for customer experience management, since 2018, and Amdocs, a software and services provider to communications and media companies, since 2020. Ms. Kanouff also serves on boards of private companies as a part of her role at JC2 Ventures.

The Board believes that Ms. Kanouff’s diverse background in the technology industry, with over 25 years of extensive leadership positions and experience, combined with a solid strategy and investment background, provide great insight and value to our Board.

Committees: Audit; Risk Oversight (Chair)

Nazzic S. Keene

Age: 61 Director since: 2019 Chief Executive Officer
Select Qualifications and Skills:
Leadership and Executive Management Experience: Serves as our Chief Executive Officer and a Director since 2019. Previously served as Chief Operating Officer from 2017 until July 2019, where she was responsible for overseeing daily operations of the company, including its long-term strategy for sustained profitable growth. Ms. Keene joined the company in 2012, holding several leadership roles including President of the company’s Global Markets & Mission sector and Senior Vice President of Corporate Strategy.
Director Experience: Since 2020, Ms. Keene has served as a member of the Board of Directors for each of Automatic Data Processing, Inc., a provider of human resources management software and services, INOVA Hospital System, a non-profit health organization, and VA Ready Initiative, a non-profit organization focused on economic development initiatives in response to COVID-19. In January 2022 Ms. Keene became a member of the Board of Directors of the Federal Reserve Bank of Richmond.
Industry Knowledge and Experience: Over 35 years of experience in the information systems and technology services industry, with 25 years in executive management positions. Prior to joining SAIC, Ms. Keene was the Senior Vice President and General Manager for U.S. Enterprise Markets at CGI Group Inc., a global information technology consulting, systems integration, outsourcing and solutions company listed on the New York Stock Exchange, from 2004 to 2012, leading the company’s U.S. expansion in all aspects of strategy development, operational execution and leadership development. She previously held various roles in the communications and IT industry.
The Board believes that Ms. Keene’s extensive market knowledge, leadership skills and management ability proven throughout her leadership roles and as an executive officer with our company make her highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

Committee: Risk Oversight

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PROPOSAL 1 - ELECTION OF DIRECTORS
Timothy J. Mayopoulos

Age: 63 Director since: 2015 Independent
Select Qualifications and Skills:
Leadership Experience: President of Blend Labs, Inc., a Silicon Valley enterprise software company. Previously served as President and Chief Executive Officer of the Federal National Mortgage Association, known as Fannie Mae, from June 2012 until October 2018.
Executive Management and Legal Expertise: In addition to his recent executive leadership roles as President of Blend Labs and President and CEO of Fannie Mae, Mr. Mayopoulos was Chief Administrative Officer of Fannie Mae from 2010 to 2012, and General Counsel and Corporate Secretary of Fannie Mae from 2009 to 2012. Prior to joining Fannie Mae, he was Executive Vice President and General Counsel of Bank of America Corporation.
Financial Expertise: Mr. Mayopoulos has held executive leadership roles in financial institutions that have required significant financial expertise and capital markets knowledge. He also serves on the Audit Committee and Chairs the Operational Risk Committee of the Board of Directors of Lending Club Corporation, a fintech marketplace bank.
Director Expertise: In addition to Mr. Mayopoulos' service as a member of the Board of Directors for Lending Club Corporation, he also serves on the Board of Directors for Blend Labs, Inc., a digital lending platform for mortgages and consumer banking, and the Board of Directors for Valon Technologies, Inc., a digital mortgage servicing company.
Mr. Mayopoulos has over 30 years of professional experience. His valuable contributions to our Board include his executive management experience, his experience in finance and capital markets, his legal background and his experience operating in highly regulated businesses.

Committees: Audit; Compensation

Katharina G. McFarland

Age: 62 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: With over 30 years of government service, Katharina (Katrina) McFarland is widely recognized as a leading subject-matter expert on government procurement, science and technology as Chair of the Board of Army Research and Development at the National Academies of Science, IT and AI as Commissioner of the National Security Commission on Artificial Intelligence, and Procurement as a Director on the Procurement Round Table. She was previously the Assistant Secretary of Defense for Acquisition (2012 to 2017) and acting Assistant Secretary of the Army (Acquisition, Logistics & Technology) (2016 to 2017). She was President of the Defense Acquisition University from 2010 to 2012. From 2006 to 2010, Ms. McFarland was the Director of Acquisition, Missile Defense Agency.

Director Experience: Ms. McFarland serves as an advisor or is a member of the Board of advisors to several companies including: Cypress International Senior Strategy Group, DataRobot, Anduril, Exyn Technologies Board of Directors, Willcor, Inc. and Sehlke, Inc. Senior Advisory Board. Ms. McFarland was a Director for Engility from 2017 to January 2019. In January 2021, she joined the Board of Directors for Transphorm Inc. and in November 2021 joined the Virgin Orbit Board of Directors.

Ms. McFarland brings substantial experience in defense acquisition, program management, logistics and technology. In particular, her experience with the U.S. Department of Defense, Department of Army, and Intelligence Community procurement provides valuable insight to the Board.

Committees: Nominating; Risk Oversight

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PROPOSAL 1 - ELECTION OF DIRECTORS
Milford W. McGuirt

Age: 65 Director since: 2021 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as Managing Partner of the Atlanta office and Mid-South Area of KPMG from January 2015 until his retirement in September 2019. During a 33-year career at KPMG, Mr. McGuirt held a number of leadership positions, including as a senior partner and the National Audit Sector Leader and National Industry Leader for the firm’s higher education practice. Prior to joining KPMG, Mr. McGuirt served as an audit manager with Coopers & Lybrand.
Financial Expertise: Over 41 years of financial experience in the areas of public accounting and auditing with Big 4 international and consulting firms, including 29 years as a Partner at KPMG.
Director Experience: Mr. McGuirt served on the board of HD Supply as an independent director and member of the audit and nominating and corporate governance committee from July to December of 2020, and currently serves on the board of Oxford Industries, Inc. since July of 2020, and private company Chick-fil-A, Inc. since October 2021. In addition, Mr. McGuirt also previously served on KPMG’s Nominating Committee of the Board of Directors as well as the KPMG Diversity Advisory Board and KPMG Foundation.
Mr. McGuirt’s decades of extensive experience in the financial industry, specifically in the accounting and auditing fields, as well as over 30 years of leadership roles, make him a great asset to the Board and his financial insight will be greatly beneficial to our company.

Committees: Audit; Nominating

Donna S. Morea

Age: 67 Director since: 2013 Independent Chair of the Board
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as President of CGI Technology and Solutions, Inc. ("CGI"), a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America, from May 2004 until her retirement at the end of 2011. Ms. Morea also served as a Director for CGI from February 2012 to May 2013. Ms. Morea currently serves as an Operating Executive at The Carlyle Group, a private equity firm, serving as a Director for several technology portfolio companies.
Industry Knowledge and Experience: Information and Technology Expertise: Over 30 years of experience; nationally recognized executive in IT professional services management; and led CGI’s IT and business process services in the U.S. and India for large enterprises in financial services, healthcare, telecommunications and government.
Director Experience: Ms. Morea served as a member of the Board of Directors of SunTrust Banks, Inc. from 2012 until December 2019, and has served as a member of the Board of Directors of Inova Health System since 2015, and Truist Financial Corp. since December 2019.
The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Committees: Compensation; Nominating

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PROPOSAL 1 - ELECTION OF DIRECTORS
Steven R. Shane

Age: 64 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership: Served as a partner of Accenture plc ("Accenture"), a management consulting, technology and outsourcing services firm, until his retirement in 2011 after a 30-year career.
Financial Expertise and Industry Experience: Consulting and Technology Systems: While at Accenture, Mr. Shane was the Managing Partner of the North America Public Service business responsible for Accenture’s U.S. federal, state and local and Canadian federal and provincial business. He also held several other senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States. Following his retirement from Accenture in 2011, Mr. Shane joined LH&P, LLC ("LH&P"), a boutique consulting company, where he currently serves as a consultant and provides strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies.
Director Experience: Mr. Shane previously served on the Board of Directors for ZPower, LLC, a battery technology company, from 2003 until his voluntary retirement in 2019. Mr. Shane has served, since 2013, as an advisor on the Maximus Federal Services Board, an outsourcing company that provides business process services to government health and human services agencies. He also served as a Director for Dispersive Networks, LLC, a virtual network solutions provider, from 2014 until his voluntary retirement in January 2020.

The Board believes that Mr. Shane’s expertise in financial matters and the implementation of significant, mission-critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to government customers.

Committees: Audit; Compensation (Chair)

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our Investor Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements relating to corporate governance.

Proxy Access
Our bylaws include a “proxy access” provision for director nominations under which eligible stockholders may nominate candidates for election to our Board and inclusion in our proxy statement for our annual meeting of stockholders. The “proxy access” provision provides that:
•an eligible stockholder, or an eligible group of up to 20 stockholders, representing at least 3% of our outstanding shares of common stock,
•owning those shares continuously for at least three years,
•can nominate and include in our proxy statement director nominees constituting up to 25% of the Board or, if that percentage is not a whole number, the closest whole number below 25%, but not less than two individuals, for election at our annual meeting of stockholders.
These “proxy access” director nominees are subject to certain eligibility, procedural and disclosure requirements as further set forth in Section 3.17 of our bylaws.

Code of Conduct
All of our employees, including our executive officers and our directors, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. Our Code of Conduct forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.
Our Code of Conduct is available on our Investors Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.”

Director Independence
The Board annually determines the independence of each of our directors and nominees in accordance with our Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in our Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange (“NYSE”).

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CORPORATE GOVERNANCE
All members of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined under our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act”), which requires that they not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of us or any of our subsidiaries.
Each year, our directors complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on an analysis of the responses, the Board determined that all directors, except for Ms. Keene, because of her role as our Chief Executive Officer, are independent under our Corporate Governance Guidelines and free from any relationship that would interfere with the exercise of their independent judgment. The Board considered the following relationship involving Dr. Hamre in reaching the conclusion that those relationships did not interfere with the exercise of each of their independent judgment:
•    Dr. Hamre is Chairman of the Defense Policy Board Advisory Committee, a committee that advises the Secretary of Defense on foreign policy matters and has no role in acquisition issues.

Criteria for Board Membership
To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Nominating and Corporate Governance Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

✓    expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;
✓    interpersonal skills, substantial personal accomplishments and diversity as to gender, age, race, ethnic background and experience;
✓    commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;
✓    demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and
✓    benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board collectively assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

✓    a majority of directors must meet the independence criteria established by the Board;
✓    based upon the range of 7 to 14 directors currently specified in our bylaws, no more than three directors may be an employee of SAIC;
✓    only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and
✓    no director nominee may be a consultant to the company.

The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to the company. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Conduct.

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CORPORATE GOVERNANCE
Board Leadership Structure
The Board is currently led by a non-executive Chair, Ms. Morea, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will upon nomination and recommendation by the Nominating and Corporate Governance Committee, elect a lead independent director with the responsibilities described in our Corporate Governance Guidelines.
The functions of the non-executive Chair of the Board include:

•    planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;
•    coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;
•    chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;
•    facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assist the Board in achieving a consensus;
•    working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;
•    building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and
•    serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight
As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure.
The Board has the following principal standing committees: Audit, Risk Oversight, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our Investor Relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.”

Board of Directors

Audit Committee	Risk Oversight Committee	Human Resources and Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.	The Risk Oversight Committee reviews and provides oversight of the company's regulatory, enterprise and strategic risk; ethics, compliance, and corporate responsibilities; and its classified and business operations.	The Human Resources and Compensation Committee assesses risks potentially arising from the company’s human resources and compensation policies and practices.
The Nominating and Corporate Governance Committee identifies and recommends individuals for selection to the Board, develops and recommends corporate governance guidelines to the Board, makes recommendations regarding the size, composition and charters of the Board and oversees the evaluation of the Board and Board committees.

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The company also utilizes an internal Enterprise Risk Management Committee comprised of the senior management that, among other things, works with the Chief Executive Officer, the committees of the Board and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports quarterly to the Audit Committee and annually to the full Board on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Corporate Responsibility
Sustainability, corporate social responsibility, and environmental, social and governance
Corporate responsibility has been and continues to be integral to what we do at SAIC. It is embedded in our culture, vision and mission. We embrace a broad scope of environmental, social and governance ("ESG") imperatives in the company’s daily operations not only to better our business, but to better our employees and local and global community. Commitment to ethics and integrity is at the core of every level of our business, from Board oversight and executive leadership to individual team members and business partners. As SAIC seeks to advance the power of technology and innovation to serve and protect our world, we have further developed and integrated our approach to the way that ESG-related initiatives have an impact on our business. Making a difference for our shareholders, employees, customers, the environment and our communities is core to who we are as a company.

SAIC embraces and employs industry best practices around our talent recruitment, career development and employee retention activities. As a result, our employees’ interests, diversity, ingenuity, vibrancy and tradition of service to SAIC’s customers and communities have been publicly recognized through multiple government and industry awards. SAIC has been nationally recognized as Forbes America’s Best Employers for Diversity, as well as the Human Rights Campaign Best Places to Work for LGBTQ Equality. SAIC’s diversity, equity and inclusion efforts continue to be an imperative as we strive to make our company more inclusive and diverse, while simultaneously supporting non-profit organizations that are uplifting the disadvantaged in their communities.

We believe it is important to build on our legacy of community engagement and charitable philanthropy as we seek to be a leading corporate citizen. Through the SAIC Charitable Foundation, we focus on helping our employees and their dependents in times of need. The COVID-19 pandemic is a powerful reminder of the importance of corporate responsibility for taking care of the people who depend on us daily, as well as our communities and the world around us. We also believe in longer-term philanthropic support, targeting programs that specifically address our three pillars of focus: military heroes, community wellness, and science, technology, engineering and mathematics (STEM) efforts.

SAIC is committed to being a good steward of the environment through assessing, mitigating and reducing the impact we have on the world around us. Due to the nature of our business, SAIC has limited exposure to environmental risks, yet we set self-imposed goals related to the reduction of greenhouse gas emissions, energy conservation, recycling and other important environmental initiatives. In 2014, SAIC set a goal of reducing emissions by 15% by 2025 and exceeded that goal with a reduction of 25% in 2016. To further encourage cuts to our carbon footprint, we used 2019 as a new baseline and made significant progress in reducing emissions in 2020, as Scope 1, direct emissions from owned or controlled sources, emissions were 25% below 2019 emissions and Scope 2, indirect emissions from purchased electricity, were 21% below 2019 levels. For energy conservation, SAIC’s efforts are sharply focused on electrical energy consumption. We track and evaluate electricity consumption and efficiency at those facilities over which we have operational control. In calendar year 2020, partially due to decreased facility use as a result of the COVID-19 pandemic, SAIC reduced its electrical energy consumption by 3% from 2019 levels, with a total consumption of 34,813,703 kWh.

Additional information relating to SAIC's ESG initiatives can be found in our 2021 Corporate Responsibility Report available in the Corporate Responsibility section of investors.saic.com. SAIC intends to publish our 2022 Corporate Responsibility Report in mid-2022.

Board of Directors Meetings and Committees
The Board held six meetings of the entire Board during our fiscal year ended January 28, 2022 ("fiscal 2022"). During fiscal 2022, the independent directors met six times for regular board meetings, and five times for executive sessions. Ms. Morea presided as the non-executive Chair of the Board at all Board meetings held during fiscal 2022 and at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2022, the director attendance for

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Board and committee meetings was 100%. All directors are expected to attend our 2022 annual meeting of stockholders and all of the directors who were both serving at the time of and standing for re-election at last year’s annual meeting of stockholders attended such meeting.

AUDIT COMMITTEE The specific responsibilities of the Audit Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2022
• Robert A. Bedingfield (Chair) • Yvette M. Kanouff • Timothy J. Mayopoulos • Milford W. McGuirt(3) • Steven R. Shane
•  Internal Controls and Disclosure Controls—Review and provide feedback on management’s assessment of, and the report on, the effectiveness of the company’s internal control over financial reporting, and the independent, registered public accounting firm’s related report.
•   Independent Audit—Appoint, retain, oversee, evaluate, and if necessary, replace the company's independent registered public accounting firm, including the lead audit partner, for the purpose of preparing or issuing an audit report on our annual consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees; and evaluate the independent registered public accounting firm’s qualifications, performance and independence, in light of among other things, non-audit services and fees.
•   Internal Audit—Review the qualifications, structure and performance of the internal audit function; review and approve the company’s internal audit plan; and periodically review findings from completed audits, status of major audits in process, and any significant difficulties, disagreements with management or restrictions encountered in the scope of the company's internal audit department’s work.
•   Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discuss with the independent registered public accounting firm the auditor’s judgments and recommendations about the accounting principles used to prepare our consolidated financial statements.
•   Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.
•   Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.
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(1)    The Board has determined that each member of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Exchange Act.
(2)    The Board has determined that each member of the Audit Committee qualifies as an Audit Committee “financial expert” as defined by the rules under the Exchange Act. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.”
(3)    Mr. McGuirt was appointed to the Audit Committee effective July 1, 2021.

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RISK OVERSIGHT COMMITTEE The responsibilities of the Risk Oversight Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2022
•Yvette M. Kanouff (Chair)(3) •Garth N. Graham(4) •John J. Hamre •Nazzic S. Keene •Katharina G. McFarland
•   Monitoring and Overseeing Regulatory, Enterprise and Strategic Risk Areas, including reviewing the following—operational, compliance and reputation risk management activities; and enterprise legal and strategic risk management activities, material regulatory matters, technology oversight and cyber risk.
•   Monitoring Policies and Practices Relating to Ethics, Compliance, and Corporate Responsibility, including reviewing the following—our Code of Conduct; third-party risk; safety; environmental, sustainability and governance matters; contributions to charitable and other tax-exempt organizations; and political contributions and government relations.
•   Overseeing Case Management and Personal Conflict of Interest Review Process for Executive Officers and Independent Directors, including—the receipt, retention and treatment of complaints involving alleged misconduct, unethical behavior, violation of the company’s policies or potential conflict of interest involving an executive officer or any other person or matter of concern presented to the Committee by the Board.
•   Overseeing the Company's Classified Business, including—the general oversight of the company's classified business activities and making recommendations to the Board and management concerning the review of the strategic, operational and financial aspects of the company’s classified business; and the review of policies, processes, procedures, training, risk assessment and management activities applicable to the company’s classified business activities to the extent that they deviate from those applicable to the company’s non-classified business activities.
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(1)    Dr. Hamre served as Chair of the Risk Oversight Committee for fiscal 2022 until June 3, 2021. He then continued to serve as a member of the committee for the remainder of fiscal 2022.
(2)    Ms. Morea served as a member of the Risk Oversight Committee for fiscal 2022 until June 3, 2021.
(3)    Ms. Kanouff served as a member of the Risk Oversight Committee for fiscal 2022 and was appointed Chair of the Risk Oversight Committee effective June 3, 2021.
(4)    Dr. Graham was appointed to the Risk Oversight Committee effective June 3, 2021.

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HUMAN RESOURCES AND COMPENSATION COMMITTEE The responsibilities of the Human Resources and Compensation Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2022
•Steven R. Shane (Chair) •Carol A. Goode •Garth N. Graham •Timothy J. Mayopoulos(3) •Donna S. Morea(4)
• Determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;
• Reviewing and evaluating, with the Chief Executive Officer, the long-range plans for management succession;
• Exercising all rights, authority and functions reserved to such committee under all of our equity, retirement and other compensation plans;
•  Approving and making recommendations to the Board regarding non-employee director compensation;
•  Preparing an annual report on executive compensation for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and
• Periodically reviewing our human resources strategy, policies and programs.
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(1)    The Board has determined that each member of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines.
(2)    Mr. Bedingfield served as a member on the Human Resources and Compensation Committee for fiscal 2022 until June 3, 2021.
(3)    Mr. Mayopoulos was appointed to the Human Resources and Compensation Committee effective June 3, 2021.
(4)    Ms. Morea was appointed to the Human Resources and Compensation Committee effective June 3, 2021.
The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.

Role of Independent Consultant
The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Human Resources and Compensation Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Human Resources and Compensation Committee and does not perform any services for management. The consultant’s duties include the following:
•    reviewing our total compensation philosophy, peer group and target competitive positioning for reasonableness and appropriateness;
•    reviewing our overall executive compensation program and advising the Committee on evolving best practices;
•    providing independent analyses and recommendations to the Committee on executive officers’ compensation and new compensation and benefits programs that management submits to the Committee for approval; and
•    reviewing the Compensation Discussion and Analysis section of our proxy statement.
The consultant interacts directly with members of management only on matters under the Human Resources and Compensation Committee’s oversight and with the knowledge and permission of the Committee. The Human Resources and Compensation Committee has assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation
None of the members of our Human Resources and Compensation Committee have, at any time, been an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors

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or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE The responsibilities of the Nominating and Corporate Governance Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings held in Fiscal 2022
•John J. Hamre (Chair)(3) •Robert A. Bedingfield(4) •Carol A. Goode •Katharina G. McFarland •Milford W. McGuirt(5) •Donna S. Morea
•  Evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;
•  Reviewing and making recommendations regarding the composition and procedures of the Board;
•  Making recommendations regarding the size, composition and charters of the Board’s committees;
•  Developing and recommending to the Board a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director (as applicable); and
•  Developing and overseeing an annual self-evaluation process of the Board and its committees.
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(1)    The Board has determined that each member of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines.
(2)    Mr. Mayopoulos served as Chair and a member of the Nominating and Corporate Governance Committee for fiscal 2022 until June 3, 2021.
(3)    Dr. Hamre served as a member of the Nominating and Corporate Governance Committee for fiscal 2022 and was appointed Chair of the Nominating and Corporate Governance Committee effective June 3, 2021.
(4)    Mr. Bedingfield was appointed to the Nominating and Corporate Governance Committee effective June 3, 2021.
(5)    Mr. McGuirt was appointed to the Nominating and Corporate Governance Committee effective July 1, 2021.

Director Nominations Process
The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 17 of this Proxy Statement and our current and future needs.
To the extent that vacancies on the Board are anticipated or otherwise arise, the Nominating and Corporate Governance Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee also considers any stockholder recommendations for director nominees that are properly received.
The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations
Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, the stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting

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CORPORATE GOVERNANCE
is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which we first publicly announce the date of that annual meeting, whichever occurs later.
The stockholder’s notice must include certain information as further provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her respective name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and any other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy
The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation
The Board uses a combination of cash retainers, fees and equity-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our non-employee directors for their service.

Cash Compensation
Our directors receive a cash retainer for their service on the Board. For fiscal 2022, the annual retainer was $115,000 and the annual retainer for the Chair of each committee of the Board was an additional $15,000, except for the Chair of the Audit and Human Resources and Compensation Committees where the annual retainer is an additional $20,000. The annual retainer for the independent Chair of the Board was an additional $175,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also receive $2,000 for each meeting of the Board and each committee of the Board that they attend beginning with the second meeting above the standard number of meetings over the course of a given year. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director. Based on the Human Resources and Compensation Committee review of the director compensation program with our independent compensation consultant, the Board approved an increase to the annual retainers for non-employee directors from $115,000 to $120,000 effective January 1, 2022. There were no changes to the annual retainer for the Independent Chair of the Board or to the annual Chair retainer fees for each committee of the Board.

Equity Compensation
Directors are eligible to receive equity awards under our equity incentive plan. For fiscal 2022, each director, other than Dr. Graham and Mr. McGuirt, was granted equity awards consisting of $160,000 in value of restricted stock units ("RSUs"). Dr. Graham was granted an equity award of $195,000 in value of RSUs. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled. For fiscal 2022, Mr. McGuirt will be entitled to receive the standard equity compensation paid to all non-employee directors. Based on the Human Resources and Compensation Committee review of the director compensation program with our independent compensation consultant, the Board approved increasing the value of RSUs granted to each director from $160,000 to $165,000 effective January 1, 2022.

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CORPORATE GOVERNANCE
Deferral Plans
Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan. This plan is described in further detail in the “Executive Compensation — Nonqualified Deferred Compensation” section of this Proxy Statement.
The following table sets forth information regarding the compensation earned or paid to our directors for their service in fiscal 2022.

Name(1)	Fees earned or paid in cash ($)(2)	Stock awards ($) (3)	Total ($)
Robert A. Bedingfield	141,250	160,000	301,250
Carol A. Goode	121,250	160,000	281,250
Garth N. Graham(4)	120,673	195,000	315,673
John J. Hamre	133,250	160,000	293,250
Yvette M. Kanouff	133,750	160,000	293,750
Timothy J. Mayopoulos	122,000	160,000	282,000
Katharina G. McFarland	118,250	160,000	278,250
Milford W. McGuirt	87,500	—	87,500
Donna S. Morea	297,250	160,000	457,250
Steven R. Shane	141,250	160,000	301,250
(1)    Ms. Keene, our Chief Executive Officer, is not included in this table because she received no additional compensation for her service as a director.
(2)    Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and chair fees and meeting fees. Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.
(3)    Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2022, each director received 1,765 RSUs, other than Dr. Graham, who received 2,151 RSUs. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2022 filed with the SEC on March 28, 2022.
(4)    Dr. Graham’s award includes an additional $35,000, a prorated amount to reflect the period between his appointment to the Board on March 15, 2021 and June 2, 2021, the grant date.
At the end of fiscal 2022, the following non-employee directors held the corresponding number of unvested stock units:

Name	Unvested stock units
Robert A. Bedingfield	1,765
Carol A. Goode	1,765
Garth N. Graham	2,151
John J. Hamre	1,765
Yvette M. Kanouff	1,765
Timothy J. Mayopoulos	1,765
Katharina G. McFarland	1,765
Milford W. McGuirt	—
Donna S. Morea	1,765
Steven R. Shane	1,765
At the end of fiscal 2022, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

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CORPORATE GOVERNANCE

Name(1)	Aggregate shares subject to outstanding options
Robert A. Bedingfield	17,481
Carol A. Goode	2,006
John J. Hamre	8,451
Yvette M. Kanouff	2,006
Timothy J. Mayopoulos	17,481
Katharina G. McFarland	4,313
Donna S. Morea	17,481
Steven R. Shane	17,481
(1)     Because the Board approved eliminating stock option grants effective as of January 1, 2020, Dr. Graham and Mr. McGuirt are not included in this table.

Stock Ownership Guidelines and Policies
The Board believes that directors should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of each director's annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value is achieved. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our guidelines require directors to obtain preclearance from our General Counsel for all transactions in our securities. During fiscal 2022, all members of the Board were in compliance with these stock policies and have either met or are making adequate progress toward the stock ownership guidelines.

Related Party Transactions
The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Risk Oversight Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.
In determining whether to approve or ratify a related party transaction, the Risk Oversight Committee considers, among other factors it deems appropriate, the following factors:
•    potential benefits to us;
•    the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and
•    whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
In deciding to approve a transaction, the Risk Oversight Committee may, in its sole discretion, impose any conditions it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Risk Oversight Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Risk Oversight Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.
We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2022 in which any related party had a direct or indirect material interest.

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CORPORATE GOVERNANCE
Communication with the Board of Directors
Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Human Resources and Compensation, Risk Oversight, and Nominating and Corporate Governance Committees on Board and committee related issues by sending an e-mail to the following (as applicable):
•    boardchair@saic.com;
•    auditchair@saic.com;
•    compensationchair@saic.com;
•    riskoversightchair@saic.com; or
•    nomgovchair@saic.com.
You may also write to them or to any other director, the independent directors as a group or the Board generally at the following address:
SAIC
Attention: Corporate Secretary
12010 Sunset Hills Road
Reston, Virginia 20190
Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board or the independent directors as a group will be forwarded to the Chair of the Board.

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PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We urge stockholders to read the Compensation Discussion and Analysis section ("CD&A") contained in this Proxy Statement, which describes in detail how we closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:
•    pay for performance by tying a majority of an executive officer’s compensation to the attainment of financial and other performance measures that, the Board believes, promotes the creation of long-term stockholder value and positions the company for long-term success;
•    generally provide the same types of benefits for executive officers as other employees, with no pension or death benefits for executive officers;
•    target total direct compensation at the median level among companies with which we compete for executive talent;
•    enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive officer is involved in misconduct;
•    require our executive officers to own a significant amount of shares of our common stock;
•    avoid incentives that encourage unnecessary or excessive risk-taking; and
•    compete effectively for talented executives who will contribute to our long-term success.
The Human Resources and Compensation Committee and the Board believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This non-binding, advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation programs and policies by voting on the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material as set forth in this Proxy Statement.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee. However, as an expression of our stockholders’ view, the Human Resources and Compensation Committee considers the vote when making future executive compensation decisions.
At our 2021 annual meeting of stockholders, our Say-on-Pay proposal received the support of approximately 97% of the votes cast by our stockholders. Our Board and the Human Resources and Compensation Committee believe that this vote reflected our stockholders’ support for the decisions made with respect to the compensation of our named executive officers for our fiscal year ended January 29, 2021.

Vote Required
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 2. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. Abstentions have the effect of a vote against the proposal. This advisory vote on executive compensation is non-binding.

Recommendation of the Board
The Board unanimously recommends a vote FOR the non-binding, advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides important information about our executive compensation philosophy and programs for fiscal 2022. In addition, this CD&A describes compensation decisions made by our Human Resources and Compensation Committee of the Board (sometimes referred to in this CD&A as the "Committee"), which is responsible for overseeing the compensation programs for our executive officers, including the officers named in the executive compensation tables in this Proxy Statement (collectively, the "named executive officers" or "NEOs").
Our Named Executive Officers for Fiscal 2022

Name	Title
Nazzic S. Keene	Chief Executive Officer
Prabu Natarajan	Executive Vice President, Chief Financial Officer
Robert S. Genter	President, Defense and Civilian Sector
Michael W. LaRouche	President, National Security and Space Sector
Steven G. Mahon	Executive Vice President, General Counsel & Corporate Secretary
Executive Summary
Fiscal 2022 Business Highlights
In fiscal 2022, we delivered revenue growth, record profitability and strong cash generation by continuing to deliver on our commitments to our stakeholders. We made progress on our strategic transformation efforts and delivered solid business performance through the continued commitment of our talented people. We continued to be a destination for diverse, top talent by differentiating our employee experience – all while working to achieve long-term total shareholder return. Advances against our objectives continue to be driven by the execution of critical business imperatives, such as refining the business strategy to focus on growth, and fostering an inclusive, values-driven culture rooted in a common purpose – to advance the power of technology and innovation to serve and protect our world.

We remain committed to diversity, equity and inclusion (DEI) efforts that embrace individual differences, life experiences and capabilities, and strive to bring together varying perspectives in order to create compelling innovations and deliver exceptional business results. Central to our DEI strategy is increasing diversity representation in our leadership because we believe the strength of our leadership is greatest when it fully reflects the diversity of our workforce.

The continued impact of the COVID-19 pandemic further strengthened our resolve to fundamentally change how we work and live. To better support our employees, we have taken additional steps to provide maximum schedule flexibility of work, location, and schedule, while making benefits enhancements that support the total well-being of our employees. We continue to adhere, and adjust, to recommended protocols to protect the health and safety of our people, while providing a comprehensive set of resources and programs to support our employees’ mental and physical well-being.

During fiscal 2022, SAIC expanded its portfolio with the acquisitions of Koverse and Halfaker and Associates, bringing new and critical capabilities, customers and contract access, which continues to allow us to accelerate execution of our growth strategy. Our ability to achieve strong bookings, book-to-bill, cash flow and organic growth underscores our resilience in a stable but challenging business environment and positions us well for continued growth in fiscal 2023.

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COMPENSATION DISCUSSION AND ANALYSIS
(1)    Non-GAAP financial measure; see the Appendix to Proxy Statement for a reconciliation of such measure against the most directly comparable GAAP financial measure.
(2)    Excludes the impact from sale of receivables ($15 million) under the Master Accounts Receivable Purchase Agreement.

We stand committed to profitable growth and long-term value creation. Full year adjusted EBITDA increased to 9.3% of revenues, compared to 8.9% in the prior fiscal year. The increase was driven by improved operational execution across our portfolio.
Full year operating cash flow was $503 million after excluding sale of receivables. Cash flow generation is key to our shareholder value proposition and allowed us to deliver $86 million in annual dividend payments and to repurchase $211 million in shares of our common stock during fiscal 2022.
Total Shareholder Return ("TSR")
as of January 28, 2022
TSR for fiscal 2022 was (14%), below a broader market index and a comparable technology index fund. Over a prior three-year period, the company's TSR has been generally comparable to the same technology index fund and below the broader market index.

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COMPENSATION DISCUSSION AND ANALYSIS
Summary of Compensation Philosophy
The company maintains a strong “pay-for-performance” compensation philosophy aimed at attracting and retaining high quality executive talent and rewarding our executive officers primarily through variable compensation. Fixed compensation (i.e., base salary) is set at appropriate levels to avoid competitive disadvantage and comprises the smallest portion of overall compensation. We believe that this philosophy serves to both encourage and recognize performance excellence and helps drive stockholder value while facilitating a sustainable fixed-cost structure.
The charts below depict approximate percentages for each element of target total direct compensation and demonstrate how compensation is significantly weighted towards variable compensation (short-term cash incentives, performance shares, and restricted stock units (RSUs)). The details of all executive officer compensation are provided in the "Executive Compensation" section of this Proxy Statement.

33%
Performance Shares
15%
Base Salary
CEO
19%
Short-Term Cash Incentives
33%
RSUs
Variable with Performance

24%
Performance Shares
26%
Base Salary
Other NEOs (Average)
26%
Short-Term Cash Incentives
24%
RSUs
Variable with Performance

Total direct compensation for NEOs is targeted at approximately median levels of compensation of comparable positions in publicly traded companies of our size and in our industry. Consistent with our pay-for-performance philosophy, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each NEO.
As indicated above, base salary represents a significantly smaller portion of overall compensation than variable compensation while a more meaningful position is allocated to annual cash incentive awards that focus executives on annual objectives supporting our long-term strategy. The largest portion of overall compensation for our executive officers is allocated to long-term incentives, supporting long-term value creation and aligning the interests of our executive officers with those of our stockholders.

For fiscal 2022, we maintained the short-term and long-term performance metrics used the past three fiscal years. However, we refined our incentive plan design by introducing components that emphasize organic growth, performance relative to our peer group, and diversity, equity and inclusion (DEI). Enhancements to our short-term incentive plan included adjusting metrics’ performance scales to consider expected peer performance, establishing equal weightings for our core short-term incentive metrics, and introducing an organic growth modifier and strategic leadership objectives related to performance against our DEI efforts. Enhancements to our long-term incentive plan included establishing equal weightings for our Performance Share Plan metrics and introducing a relative Total Shareholder Return (rTSR) modifier to the Performance Share Plan.

Performance share awards ("PSAs") granted to our executive officers in fiscal 2022 are directly related to the achievement of EBITDA and annual operating cash flow over a three-year period commencing in fiscal 2022. The combination of PSAs and time-based RSUs (vesting over 3 years) provide an appropriate balance of medium-term and long-term incentives.
By aligning significant portions of NEOs’ compensation with profitable growth and operating cash flow, a substantial portion of total compensation for our NEOs is directly linked to long-term sustainable stockholder returns.
Based on performance delivered by the company in fiscal 2022, the calculated payout of the short-term financial portion of annual incentives was 122.4% of target, as discussed in greater detail beginning on page 36. For fiscal 2022, the Committee determined to apply a leadership score of 1.0 to the calculated cash incentive awards of the Chief Executive Officer and each other named executive officer, based upon an assessment of each executive's performance in leading the business and leading employees. PSAs granted for the fiscal 2020 through 2022 performance period were earned at 106.2% of target ending fiscal 2022.

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COMPENSATION DISCUSSION AND ANALYSIS
Governance of Our Compensation Programs
Our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executive officers’ interests with stockholders’ interests. The following are key features of our compensation practices:

At SAIC, we ...
✓    Believe in pay for performance—simply put, we reward the NEOs when the company performs.
✓    Conduct an annual review by the Committee to establish a group of comparable companies to be used in compensation decisions.
✓    Review and consider feedback provided by our stockholders related to executive compensation matters.
✓    Mitigate against imprudent risk-taking through balancing features in the design of our compensation programs.
✓    Subject cash and equity-based incentive compensation to a “clawback” policy if there is a material restatement of our financial results for any reason or if the employee was involved in misconduct.
✓    Require significant stock ownership under our stock ownership guidelines.
✓    Use an independent compensation consultant who reports directly to the Committee.
✓    Provide “double-trigger” provisions for certain change in control benefits.

At SAIC, we do not ...
×     Permit cash buyout or re-pricing of underwater stock options.
×     Guarantee any bonus payouts to executive officers.
×     Provide employment agreements for executive officers.
×     Provide golden parachute excise tax gross-ups on change in control benefits.
×    Permit hedging or pledging of company stock or purchasing company stock on margin by our executive officers.
×    Offer defined benefit pension benefits to our executive officers or other employees.
×    Provide excessive perquisites for executive officers.

Results of 2021 Stockholder Advisory Vote
Based on our stockholder advisory vote at our 2021 annual meeting of stockholders, commonly referred to as a "Say-on-Pay" vote, our stockholders approved the compensation of our NEOs, with approximately 97% of stockholder votes cast in favor of our 2021 Say-on-Pay resolution. The Committee, which is composed exclusively of independent directors, views this level of support for our executive compensation programs as indicative of broad stockholder agreement with the pay for performance philosophy on which our executive compensation programs are premised.
We welcome feedback from stockholders regarding our executive compensation programs, which are described in more detail below. Stockholders desiring to communicate with the Board or the Human Resources and Compensation Committee may do so as described under "Communication with the Board of Directors" in this Proxy Statement. The Committee will continue to take into account stockholder votes on Say-on-Pay resolutions when evaluating our compensation philosophy and making changes to our compensation programs and practices. See “Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation” in this Proxy Statement for additional information on our 2022 Say-on-Pay resolution.

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COMPENSATION DISCUSSION AND ANALYSIS
Principal Elements and Objectives of Our Compensation Program
The following chart summarizes the components, relevant performance measures and time frames of our compensation program for fiscal 2022. The Committee generally targets our NEOs’ base salaries at the median of the competitive market. Consistent with our philosophy of tying pay to performance, base salary represents a significantly smaller portion of overall compensation than variable compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over near-term and long-term timeframes. We discuss each component beginning on page 35.

1 YEAR
3 YEARS
NEAR-TERM EMPHASIS
LONG-TERM EMPHASIS
FIXED
VARIABLE AT RISK
Base Salary
Cash
Reviewed annually to consider individual level of responsibility, expertise, skills, knowledge and experience and competitive market compensation practices
Annual Incentive Award
Cash
Revenue: 33.3%
EBITDA: 33.3%
Cash Flow: 33.3%
Organic Growth Modifier: +/- 10%
Leadership Score Modifier: +/- 20%
Long-Term Incentive Award
Equity
Restricted Stock Units (RSUs)
Stock Value and Retention: 100%
Performance Shares
Cumulative EBITDA: 50%
Annual Operating Cash Flow: 50%
Relative Total Shareholder Return Modifer: +/- 20%

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COMPENSATION DISCUSSION AND ANALYSIS
Committee Process for Determining Compensation
At the beginning of each fiscal year, the Committee reviews and approves the following elements of compensation to be provided to each of our NEOs:
•    base salary;
•    payout range for the annual cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;
•    mix and amount of equity incentive awards to be granted to our executive officers; and
•    payout range for PSAs that may be earned for the performance period beginning in that fiscal year and the length of the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.
In determining the amounts of compensation to be awarded to our NEOs, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.
Company performance is the primary factor in determining variable compensation. The amount of any cash or performance-based equity incentive awards to be paid upon completion of the applicable performance period is determined based upon our achievement of short- and long-term financial goals set at the beginning of the fiscal year or performance period, as the case may be. However, the final cash incentive award payout also reflects an individual leadership component. In fiscal 2022, the individual leadership component is based, in part, on the achievement of specific DEI goals aimed at increasing the representation of women and people of color in leadership roles. The Committee retains the ability to use negative discretion to reduce payouts when appropriate.
Individual performance is a factor in setting base salaries. In determining base salaries for our NEOs, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data, analysis and recommendations regarding executive officer compensation provided by Frederic W. Cook & Co. Inc. ("FW Cook"), its independent compensation consultant. The NEOs do not propose their own compensation.
The Committee assesses our Chief Executive Officer's performance. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates her performance based on her achievement of performance objectives that are established at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team, development of a succession plan for executive leadership and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews her evaluation and compensation with the Board’s independent directors. The Chief Executive Officer does not propose her own compensation and is not present for discussions of her performance and compensation. The Independent Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.
The Committee reviews our compensation peer group annually. The Committee uses peer group information as a reference point for assessing compensation levels and practices. The Committee annually reviews and approves the list of companies to ensure its appropriateness. In evaluating and selecting companies for inclusion in the peer group, the Committee targets comparably sized publicly traded engineering, information technology, consulting and defense companies, as well as companies with whom we compete for executive talent with similar roles and responsibilities, which we refer to as our “compensation peer group.”
For fiscal 2022, four companies were removed (Collins Aerospace, Harris Corporation, L3 Communications, and Unisys) and two companies were added (DXC Technology and Textron). The compensation peer group used to determine fiscal 2022 target compensation consisted of the following 13 companies:

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COMPENSATION DISCUSSION AND ANALYSIS

Booz Allen Hamilton	Leidos, Inc.
CACI International Inc	ManTech International Corporation
CGI Group, Inc.	MAXIMUS, Inc.
DXC Technology	Parsons Corporation
Huntington Ingalls Industries	Perspecta
Jacobs Engineering Group, Inc.	Textron
KBR, Inc.
The compensation peer group generally reflects companies with annual revenues between one-third to three times our estimated revenues for the fiscal year in which the peer group is reviewed. For fiscal 2022 comparison purposes, our estimated annual revenues were at approximately the 48th percentile of the revenues of the compensation peer group at the time the review was conducted. Compensation data from three nationally-recognized, broad-based third-party surveys provides the Committee additional context regarding the competitive landscape for executive talent. The Committee considers this survey data and analysis along with the compensation peer group data when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally target overall compensation for our NEOs at approximately the market median. Actual cash incentive awards paid and performance shares earned vary, consistent with our pay-for-performance philosophy, based on operating performance and may therefore generate realized compensation that is higher or lower than the market median.

Components of Fiscal 2022 Compensation Programs
Base Salary
In reviewing and approving the fiscal 2022 base salaries for our NEOs, the Committee considered its independent compensation consultant’s analysis of pay levels among the compensation peer group and survey data, which indicated that base salaries for our NEOs were generally competitive relative to the peer group median and to survey data median for all executive officers. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each NEO’s responsibility, performance, experience and other factors, the individual’s historical compensation and any retention concerns. The Committee reviews NEOs’ base salaries annually or at the time of a promotion or a substantial change in responsibilities based on the above-described criteria.
In fiscal 2022, base salaries for the NEOs were increased to better align with the peer group median levels and to maintain competitiveness of our compensation program and are summarized below.

Name	Fiscal 2022 Base Salary(1)	Percentage Increase from Fiscal 2021 Base Salary
Nazzic S. Keene	$1,160,000	7.9%
Prabu Natarajan	$600,000	—
Robert S. Genter	$650,000	8.3%
Michael W. LaRouche(2)	$625,000	31.6%
Steven G. Mahon	$625,000	4.2%
(1)     Ms. Keene's, Mr. Genter's, Mr., LaRouche's and Mr. Mahon's salaries were effective March 20, 2021. Mr. Natarajan's salary was effective when he joined the company in January 2021.
(2)     Mr. LaRouche received a considerable increase to recognize his expanded role as Sector President, National Security and Space.

Annual Cash Incentive Awards
Our short-term incentive (“STI”) plan is the primary compensation element used to reward NEO accomplishments against established business goals approved by our Committee within a given year. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year to encourage and reward contributions to our annual financial, operating and strategic objectives.

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COMPENSATION DISCUSSION AND ANALYSIS
Performance goals for cash incentive awards. At the beginning of each fiscal year, the Committee sets and approves threshold, target and maximum performance goals for the upcoming year based on objective financial goals. Further, the Committee reviews and approves the corresponding target cash incentive awards based upon the achievement of those goals. No amount is payable for below-threshold performance. When threshold performance is met, payouts are determined on a straight-line basis between threshold and target performance and between target and maximum performance.
The diagram below illustrates how we determined fiscal 2022 cash incentive awards to our NEOs under our STI plan. Below the diagram, we discuss the award factors.

(1)    EBITDA is a non-GAAP financial measure and should be read in conjunction with net income, a GAAP financial measure; see the Management’s Discussion and Analysis of Financial Conditions and Results of Operations section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended January 28, 2022, for further information.

Performance measures for fiscal 2022. The financial performance measures for fiscal 2022 were closely aligned with the company’s strategy for sustained profitable growth and long-term value creation.
For fiscal 2022, we maintained the core financial measures that we used in fiscal 2021: EBITDA, revenue, and cash flow generation, which directly align to our overall strategy and support increases in stockholder value. However, we distributed the weightings to 33.3% each. The EBITDA metric emphasizes the focus on our profitability, which is critical to our long-term growth. The revenue and operating cash flow metrics focus the management team on revenue and cash flow generation. For fiscal 2022 we introduced an organic growth modifier that decreases the weighted average for financial goals by 10% if a revenue or adjusted EBITDA modifier target is not achieved, or increases the weighted average by 10% if a higher revenue or adjusted EBITDA modifier target is achieved. The modifier targets for these metrics, which were established based on peer group consensus or guidance, where available, imply significant differentiation relative to peers. The financial performance measures, their relative weightings, the targeted and maximum achievement levels and actual performance for our short-term incentive program for fiscal 2022, as approved by the Committee, were as follows:

Fiscal 2022 Short-Term Incentive Awards

Financial Measures(1)	Weight	Threshold	Target	Maximum	2022 Actual(1)	% of Target Achieved	Payout %	2021 Actual(1)
Adjusted EBITDA	33.3%	$615M	$660M	$705M	$686M	103.9%	147.2%	$643M
Revenue	33.3%	$7.151B	$7.506B	$7.850B	$7.394B	98.5%	89.8%	$7.318B
Adjusted Operating Cash Flow(2)	33.3%	$430M	$505M	$581M	$500M	99.0%	100.0%	$498M
Weighted Average for Financial Goals								112.4%
Organic Growth Modifier (+/- 10%)								10.0%
STI Award Payout Percentage								122.4%
(1)    See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the most closely comparable GAAP measure.
(2)    Adjusted Operating Cash Flow for FY2022 excludes $3M of tax benefit associated with stock-based compensation. Attainment of 99.0% fell within the established target range that results in a 100% payout.

Science Applications International Corporation
2022 Proxy Statement | 36

COMPENSATION DISCUSSION AND ANALYSIS
Determination of organic growth modifier. For fiscal 2022, the Committee established an organic growth modifier of +/- 10% for adjusted EBITDA and revenue to align with our strategic objectives relative to our peer group performance. Revenue parameters were established that would trigger the downside modifier as well as the upside modifier. Ultimately, the fiscal 2022 revenue modifier was not triggered because actual results fell between the downside and upside modifier parameters. Similarly the adjusted EBITDA modifier was established based on downside and upside parameters. Our actual result of 9.3% adjusted EBITDA margin exceeded the upside performance modifier, resulting in a 10% increase to the weighted average for financial goals.
Determination of cash incentive award amounts. For fiscal 2022, the Committee set the target amount of the cash incentive award at 130% of base salary for the Chief Executive Officer and 100% of base salary for the other NEOs based on applicable market data. In determining the payout level amount, the Committee applied the STI award payout percentage (122.4% in fiscal 2022 as calculated in the table above) to the target cash incentive amount and further applied a leadership factor determined by the Committee for the Chief Executive Officer, and with input from the Chief Executive Officer for the other NEOs. The leadership scores for the NEOs can range between 0.8 and 1.2 (meaning that the modifier of up to 20% may apply) based upon an assessment of each executive's performance in leading the business and leading employees.
Strategic objectives. For fiscal 2022, we established ambitious goals related to increasing the representation of women and people of color in our leadership in order to achieve parity of diverse representation between our leader and non-leader roles within 5 years. This year, we made considerable progress and fully achieved our annual goal to increase people of color representation to 22% of our leaders. While we made considerable progress and increased female leader representation to 27%, we did not fully attain our fiscal 2022 goal. Based on performance against these DEI objectives, the leadership component for our NEOs was capped at a multiple of 1.0 for fiscal 2022.
For our NEOs, the target cash incentive award amounts as a percentage of base salary and award amounts earned in fiscal 2022 were as follows:

Name	Base Salary	STI Target as % of Base Salary	Financial Score	Cash Incentive Amount Paid
Nazzic S. Keene	$1,160,000	130%	122.4%	$1,845,792
Prabu Natarajan	$600,000	100%	122.4%	$734,400
Robert S. Genter	$650,000	100%	122.4%	$795,600
Michael W. LaRouche	$625,000	100%	122.4%	$765,000
Steven G. Mahon	$625,000	100%	122.4%	$765,000

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Incentive Awards
We provide equity incentive awards to our NEOs to motivate them to stay with us and build long-term stockholder value through their future performance. We generally target our NEOs’ long-term incentive award opportunities at the median of the competitive market. In fiscal 2022, we provided the following forms of long-term incentive compensation to our NEOs:

Performance Shares—Incentivize our NEOs to achieve specific measurable financial goals over a three-year performance cycle. Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of target number of shares for maximum performance. PSAs are granted annually in overlapping performance cycles and serve as a tool to align pay and company performance and to retain our NEOs. Dividend equivalents are accumulated in cash and are paid at the end of the three-year performance cycle to the extent that the underlying share awards are earned.

Restricted Stock Units—Align pay and company performance as reflected in our stock price, encourage retention of our NEOs’ services and promote continued investment by our executives in company stock. RSUs awarded in fiscal 2022 vest over a three-year period in 33% installments at each anniversary of the grant date. Dividend equivalents on unvested RSUs accumulate in cash and are paid when and if the underlying RSUs vest.

Beginning in fiscal 2022, the company suspended the granting of stock options in our NEOs' long-term incentive compensation in order to better align to peer group and market practices. Stock options represented 25% of the LTI award mix in the previous fiscal year.

Fiscal 2022-2024 Performance Share Plan Awards
For fiscal 2022, 50% of the long-term incentives awarded to our NEOs were provided in the form of performance shares (valued at target payout). The performance measures and corresponding weightings for these awards are as follows:

Performance Measures	Weight	Description
Cumulative Adjusted EBITDA	50%	A three-year average EBITDA growth goal measured against performance targets set at the beginning of the performance period
Adjusted Annual Operating Cash Flow	50%	An annual goal for each year is set at the beginning of the performance period
Relative Total Shareholder Return (rTSR) Modifier	+/-20%	Three-year TSR performance compared to our compensation peer group. TSR calculated based on 30 trading day average at the beginning and end of the performance period, with dividends assumed to be reinvested as of ex-dividend date.
At the beginning of each three-year performance period, the Committee establishes the performance measures to be used for that performance period, their weightings and the levels of performance on those measures for the entire three-year performance period that will generate threshold, target, and maximum payouts. The number of performance shares delivered at the end of the three-year performance cycle may range from 0% for below threshold performance to 50% for threshold performance and up to 200% for maximum performance. When the performance threshold is met, payouts are determined on a linear interpolation basis for performance levels between threshold and target and between target and maximum. The number of shares earned may be increased (not to exceed 200% of target) or decreased based on the achievement of rTSR performance against the companies in the peer group listed on page 35. The final Performance Share Plan payout is delivered at the end of the three-year performance cycle.

The financial targets are closely aligned with the company’s long-term financial strategy and internal budgets, and not publicly disclosed at the time of the award issuance due to the proprietary and competitive nature of this information. Achievement and payouts for each of the above goals will be determined and disclosed by the Committee at the conclusion of fiscal 2024.

Science Applications International Corporation
2022 Proxy Statement | 38

COMPENSATION DISCUSSION AND ANALYSIS
Certification of fiscal 2020-2022 performance share plan awards. The Compensation Committee reviewed and approved performance against pre-established targets for the fiscal 2020-2022 plan. Payout amounts for fiscal 2020-2022 performance shares were as follows:
Fiscal 2020-2022 Performance Share Plan Payout

Performance Measures	Performance Period	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual(1)	% of Target Achieved	Payout
Cumulative Adjusted EBITDA	FY20-22	60%	$1.671B	$1.896B	$2.031B	$1.844B	97.3%	88.4%

Adjusted Annual Operating Cash Flow	FY20		$412M	$485M	$532M	$497M	102.5%	112.8%
	FY21	40%	$449M	$526M	$579M	$808M	153.6%	150.0%
	FY22		$443M	$529M	$575M	$562M	106.2%	135.9%
Weighted Average for Financial Goals								106.2%
(1)    See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the most closely comparable GAAP measure.

Other Benefits Provided in Fiscal 2022
In addition to the elements of direct compensation described above, we also provide our NEOs with the following benefits:
Health and welfare benefits. Our NEOs are entitled to participate in the health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent. Additionally, our NEOs are eligible to participate in a physical health program. The program provides the NEOs with a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.
Retirement benefits. Our NEOs are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we provide matching contributions to eligible participants’ retirement plan accounts based on a percentage of their eligible compensation under applicable rules. The average amount of contributions we made to the retirement plan accounts of our NEOs in fiscal 2022 was $11,600 per person. The Committee believes that these contributions to this retirement program permit our NEOs to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.
Deferred compensation plan. To provide other tax-deferred means to save for retirement, we maintain a deferred compensation plan that allows our NEOs and other eligible participants to elect to defer a portion of any cash incentive awards granted to them under our incentive plans and a portion of their eligible salary. Though the company may make discretionary contributions to participating NEOs, we made no contributions to NEOs’ accounts for fiscal 2022. Vested deferred balances under the plan will generally be paid upon retirement or termination. We also have an additional frozen deferred compensation plan. These plans are described in more detail under “Executive Compensation, Nonqualified Deferred Compensation” below in this Proxy Statement.
Perquisites and personal benefits. We do not provide excessive perquisites or personal benefits to our NEOs.

Other Policies and Considerations
Assessment of Risks in our Compensation Programs
In the design and oversight of our compensation programs for NEOs and all employees, the Committee, with assistance from the Committee’s independent compensation consultant and management, assesses risks related to our pay practices and incentive programs. The risk assessment is focused on identifying risks associated with our compensation programs and the mix of each type of compensation element we provide to our NEOs and all employees, as well as the measures that the company may employ to mitigate those risks. The Committee believes that the following features of our compensation programs effectively mitigate excessive risk-taking that could harm our value or reward poor judgment by our NEOs or other employees:

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COMPENSATION DISCUSSION AND ANALYSIS
•    short-term incentive measures are balanced among different financial measures, with goals that are intended to be achievable upon realistic levels of performance;
•    significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk-taking;
•    goals are based on company performance measures, which mitigates excessive risk-taking within any particular business operation;
•    maximum payouts are capped at levels that do not reward excessive risk-taking;
•our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and
•    our stock ownership guidelines encourage a long-term perspective.
For fiscal 2022, the Human Resources and Compensation Committee discussed and analyzed risks associated with the company’s compensation policies and practices for executive officers and all employees generally. The Committee did not identify any risks arising from the company’s compensation programs or practices that are reasonably likely to have a material adverse effect on the company.

Equity Award Grant Practices
The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, the Committee will select predetermined dates on which equity awards will be granted to our employees, including our NEOs, during the following fiscal year. These grant dates are selected to occur after the dates we anticipate releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible NEOs or other employees in connection with an offer of employment, for retention purposes or to recognize performance. The Committee approves all equity awards made to our NEOs.
The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our Amended and Restated 2013 Equity Incentive Plan defines as the closing sales price of our common stock shares on the NYSE on the trading day immediately preceding the grant date.

Stock Ownership Guidelines and Stock Holding Requirements
We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executive officers that require them to accumulate and maintain stock holdings calculated as a multiple of their base salary, depending on their role.
In addition to stock ownership guidelines, we also maintain a stock holding requirements policy, which mandates that officers must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved. Ms. Keene and Mr. Mahon satisfied their ownership goals. Mr. Natarajan, Mr. Genter, and Mr. LaRouche are making adequate progress toward achievement of their respective ownership goals.

Science Applications International Corporation
2022 Proxy Statement | 40

COMPENSATION DISCUSSION AND ANALYSIS
Prohibition on Hedging or Pledging Company Stock or Purchasing “On Margin”
We have established policies that prohibit all executive officers, directors and employees from engaging in any short selling and hedging transactions in our securities that may carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers, directors and employees are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executive officers, directors and employees from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executive officers, directors and senior managers are required to obtain pre-clearance from our General Counsel for all transactions in our securities.

“Clawback” or Compensation Recoupment Policy
Under our “clawback” or compensation recoupment policy, the Committee may require executive officers and other employees who receive incentive compensation to return cash and equity incentives if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, we will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.
The policy also provides for recovery of cash and equity incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In that situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.
We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits
We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.
Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our NEOs, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of the event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our NEOs. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control” in this Proxy Statement.

Executive Severance and Change in Control Policy
We maintain an executive severance, change in control and retirement policy which specifies the compensation and benefits payable in connection with certain termination events for our executive officers in change in control, non-change in control, and retirement events as further described in this Proxy Statement under “Executive Compensation—Potential Payments upon Termination or a Change in Control.” We believe that this policy provides an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this policy is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.
There are no excise tax gross-up provisions authorized by the policy. This policy renews for successive one-year terms each year, unless the company provides notice to the eligible executive officers of either amendments to the policy or termination of the policy or has provided notice to an individual eligible executive officer that he or she is no longer eligible for the policy no later than November 1 of the term year. This annual term permits the Committee to review regularly the amount of benefits that would be provided to our executive officers in connection with certain termination events and to consider whether to continue providing those benefits.

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COMPENSATION DISCUSSION AND ANALYSIS
Human Resources and Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Steven R. Shane (Chair)
Carol A. Goode
Garth N. Graham
Timothy J. Mayopoulos
Donna S. Morea

Science Applications International Corporation
2022 Proxy Statement | 42

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information regarding compensation earned by our NEOs. None of the NEOs have employment agreements with the company. The compensation set forth below was earned for service to SAIC during fiscal 2022, and, if applicable, during fiscal 2021 and fiscal 2020. All compensation is disclosed, whether or not such amounts were paid in such year:

Name and principal position	Fiscal Year(1)	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Nazzic S. Keene Chief Executive Officer	2022	1,146,923	—	5,333,701	—	1,845,792	16,740	8,343,156
	2021	1,063,462	—	3,150,053	1,050,008	1,655,702	17,477	6,936,702
	2020	961,539	—	2,953,210	950,014	1,227,000	14,085	6,105,848
Prabu Natarajan Chief Financial Officer	2022	600,000	—	1,234,707	—	734,400	11,600	2,580,707
	2021	34,615	500,000	500,078	—	—	—	1,034,693

Robert S. Genter President, Defense and Civilian Sector	2022	642,308	—	1,234,707	—	795,600	17,688	2,690,303
	2021	576,923	—	1,000,041	250,014	534,283	11,400	2,372,661
	2020	446,154	—	616,348	—	327,337	9,738	1,399,577
Michael W. LaRouche President, National Security and Space Sector	2022	601,923	—	1,086,549	—	765,000	13,700	2,467,172
	2021	463,462	—	812,592	187,506	432,379	14,054	1,909,993

Steven G. Mahon Executive Vice President and General Counsel	2022	621,154	—	1,086,549	—	765,000	41,648	2,514,351
	2021	596,154	—	750,020	250,014	533,142	13,700	2,143,030
	2020	563,461	—	777,222	250,015	423,315	11,654	2,025,667
(1)    Compensation is provided only for fiscal years for which each individual qualified as a NEO.
(2)    These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include RSUs and PSAs. Values for those PSAs are computed based on the target number of shares. If the maximum level of the performance conditions were achieved, the value of the fiscal 2022 PSAs included in the “Stock Awards” column would be as follows: Ms. Keene, $5,267,344; Mr. Natarajan, $1,219,346; Mr. Genter, $1,219,346; Mr. LaRouche, $1,073,031; and Mr. Mahon, $1,073,031.
        For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 8 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2022 filed with the SEC on March 28, 2022.
(3)    Amounts shown in this column represent the actual amounts paid to the NEOs under our cash incentive award program for performance in fiscal 2022. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”
(4)    Amounts shown in this column for fiscal 2022 include matching contributions made by the company in the SAIC Retirement Plan on behalf of our NEOs as follows: Ms. Keene, $11,600 Mr. Natarajan, $11,600; Mr. Genter, $11,600; Mr. LaRouche, $11,600; and Mr. Mahon, $11,600. Amounts shown also include payments or reimbursements of fees during fiscal 2022 related to the executive health benefit on behalf of our NEOs as follows: Ms. Keene, $4,498; Mr. Genter, $3,900; and Mr. LaRouche, $2,100. Amounts shown for Mr. Genter and Mr. Mahon also include the first of two installment payments of banked comprehensive leave as follows: Mr. Genter, $2,188; and Mr. Mahon, $30,048. Amounts shown for Ms. Keene also include taxable transportation expenses of $642. Ms. Keene incurred a FICA tax obligation in the amount of $31,905 in connection with the vesting of outstanding RSUs. The company paid the tax obligation on Ms. Keene’s behalf and Ms. Keene repaid the company in full in fiscal 2022 via payroll deduction. This repayment approach through payroll deduction is the company’s standard approach for any employee that has RSUs vest after the employee becomes Special Retirement Plan eligible.

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EXECUTIVE COMPENSATION
Grants of Plan-Based Awards
The annual cash incentive plan for fiscal 2022 is described in the CD&A. For services during fiscal 2022, the NEOs received two types of equity incentive plan awards: (1) restricted stock unit awards (RSUs), and (2) performance share awards (PSAs), all granted on April 2, 2021. RSUs vest annually over three years. PSA vesting is subject to performance goals related to the three-year cumulative adjusted EBITDA and adjusted annual operating cash flow. Dividend equivalents on unvested RSUs and PSAs accumulate in cash and are paid when and if the underlying awards vest. The following table sets forth information regarding the cash and equity incentive awards made to our NEOs in fiscal 2022 pursuant to our Amended and Restated 2013 Equity Incentive Plan.

				Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards; number of shares of stock or units (#)(3)	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Closing market price on the date of grant ($)	Grant date fair value of stock and option awards ($)(4)
Name	Award type	Grant date	Approval date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ms. Keene	Cash	—	—	754,000	1,508,000	3,016,000	—	—	—	—	—	—	—	—
	PSA	04/02/2021	03/23/2021	—	—	—	13,075	32,688	65,376	—	—	—	—	2,633,672
	RSU	04/02/2021	03/23/2021	—	—	—	—	—	—	32,688	—	—	—	2,700,029
Mr. Natarajan	Cash	—	—	300,000	600,000	1,200,000	—	—	—	—	—	—	—	—
	PSA	04/02/2021	03/23/2021	—	—	—	3,027	7,567	15,134	—	—	—	—	609,673
	RSU	04/02/2021	03/23/2021	—	—	—	—	—	—	7,567	—	—	—	625,034
Mr. Genter	Cash	—	—	325,000	650,000	1,300,000	—	—	—	—	—	—	—	—
	PSA	04/02/2021	03/23/2021	—	—	—	3,027	7,567	15,134	—	—	—	—	609,673
	RSU	04/02/2021	03/23/2021	—	—	—	—	—	—	7,567	—	—	—	625,034
Mr. LaRouche	Cash	—	—	312,500	625,000	1,250,000	—	—	—	—	—	—	—	—
	PSA	04/02/2021	03/23/2021	—	—	—	2,664	6,659	13,318	—	—	—	—	536,516
	RSU	04/02/2021	03/23/2021	—	—	—	—	—	—	6,659	—	—	—	550,033
Mr. Mahon	Cash	—	—	312,500	625,000	1,250,000	—	—	—	—	—	—	—	—
	PSA	04/02/2021	03/23/2021	—	—	—	2,664	6,659	13,318	—	—	—	—	536,516
	RSU	04/02/2021	03/23/2021	—	—	—	—	—	—	6,659	—	—	—	550,033
(1)    Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2022, as discussed in our CD&A in this Proxy Statement. The actual amounts that were paid to our NEOs with respect to fiscal 2022 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”
(2)    Amounts in these columns represent PSAs which are subject to performance goals related to the three-year cumulative adjusted EBITDA and adjusted annual operating cash flow. The number of shares noted at threshold includes a relative Total Shareholder Return modifier of (20%). Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. The grant date fair values of the PSAs based on the target number of shares are provided in the “Summary Compensation Table” under the column headed “Stock awards.”
(3)    Amounts in this column represent RSUs, which vest 33% on the first, second, and third year anniversaries of the date of grant.
(4)    Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant. The values included for the performance shares awards are based on the target number of shares.

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2022 Proxy Statement | 44

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding options, RSUs and PSAs that were held by our NEOs at the end of fiscal 2022.

		Option awards(1)				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity Incentive Plan awards; number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan awards; market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Ms. Keene	04/02/2021	—	—	—		32,688	2,658,188	65,376	5,316,376
	04/03/2020	20,207	40,417	73.77	04/02/2027	9,490	771,727	56,934	4,629,873
	04/05/2019	37,901	18,952	74.97	04/04/2026	4,225	343,577	—	—
	04/06/2018	25,951	—	85.31	04/05/2025	1,466	119,215	—	—
	04/07/2017	19,774	—	72.91	04/06/2024	—	—	—	—
	04/01/2016	29,302	—	53.34	03/31/2023	—	—	—	—
Mr. Natarajan	04/02/2021	—	—	—		7,567	615,348	15,134	1,230,697
	01/04/2021	—	—	—		3,523	286,490	—	—
Mr. Genter	04/02/2021	—	—	—		7,567	615,348	15,134	1,230,697
	12/11/2020	—	—	—		1,673	136,048	—	—
	04/03/2020	4,811	9,624	73.77	04/02/2027	2,260	183,783	13,556	1,102,374
	04/05/2019	—	—	—		1,335	108,562	—	—
	04/06/2018	—	—	—		623	50,662	—	—
Mr. LaRouche	04/02/2021	—	—	—		6,659	541,510	13,318	1,083,020
	12/11/2020	—	—	—		1,673	136,048	—	—
	04/03/2020	3,608	7,218	73.77	04/02/2027	1,695	137,837	10,168	826,862
	04/05/2019	—	—	—		2,224	180,856	—	—
Mr. Mahon	04/02/2021	—	—	—		6,659	541,510	13,318	1,083,020
	04/03/2020	4,811	9,624	73.77	04/02/2027	2,260	183,783	13,556	1,102,374
	04/05/2019	9,974	4,988	74.97	04/04/2026	1,112	90,428	—	—
	04/06/2018	10,381	—	85.31	04/05/2025	587	47,735	—	—
	04/07/2017	9,127	—	72.91	04/06/2024	—	—	—	—
(1)    Information in these columns relates to options to purchase shares of common stock held by our NEOs at the end of fiscal 2022. Stock options vest in 33% installments at the end of each of the first three years following the grant date and expire at the end of the seventh year.
(2)    Information in this column relates to RSUs held by our NEOs at the end of fiscal 2022. RSUs vest over a three-year period in 33% installments at each anniversary of the grant date. (RSUs awarded prior to fiscal 2020 vest over a four-year period in 25% installments at each anniversary of the grant date.) For Ms. Keene the RSUs granted more than twelve months prior to January 28, 2022, the last business day of fiscal 2022, have vested under the Retiree Vesting Program as described in the "Potential Payments Upon Termination or Change of Control" section and are payable in accordance with the original vesting schedule. Accordingly, for Ms. Keene, RSUs granted prior to January 28, 2022, are vested, but are not yet payable.
(3)    Based on $81.32 per share, the closing sales price of our common stock on the NYSE on January 28, 2022.
(4)    The number of performance shares reflected in this column represent the performance shares awarded for the fiscal 2021-2023 and fiscal 2022-2024 performance cycles that can be earned based on the company’s cumulative EBITDA, as well as the performance shares awarded for those same performance cycles that are subject to annual operating cash flow performance goals. Vesting of performance share awards for fiscal 2021-2023 is determined at the end of the three-year performance period on February 3, 2023, and vesting of performance share awards for fiscal 2022-2024 is determined at the end of the three-year performance period on February 2, 2024. The number of performance shares that can be earned based on annual operating cash flow performance and the number of performance shares that can be earned based on three-year adjusted EBITDA performance has been disclosed in this column at a maximum payout level because fiscal 2022 annual operating cash flow and EBITDA exceeded performance goals for each of these awards. The number of

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performance shares that can be earned and will ultimately vest may be increased or decreased by up to 20% (up to a maximum payout of 200%) pursuant to the rTSR modifier based on the achievement of TSR performance against the companies in our peer group over the three-year performance period.

Option Exercises and Stock Vested
The following table sets forth information regarding shares of common stock acquired by our NEOs during fiscal 2022 upon the exercise of stock options, the vesting of RSUs and the vesting of fiscal 2020-2022 PSAs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(1)
Ms. Keene	24,427	845,663	38,806	3,199,488
Mr. Natarajan	—	—	1,761	153,313
Mr. Genter	—	—	8,858	734,559
Mr. LaRouche	—	—	7,451	618,939
Mr. Mahon	—	—	10,427	859,004
(1)    Value realized on exercise or vesting disclosed above is based on the closing price of our common stock on the NYSE on the exercise or vest date; however, the actual value realized by the NEO was determined using the closing price on the trading date immediately preceding the exercise or vest date in accordance with the fair market value definition in the Amended and Restated 2013 Equity Incentive Plan. For the earned fiscal 2020-2022 PSAs, the value is based on the closing price per share of our common stock on the NYSE on January 28, 2022 of $81.32.
(2)    Includes performance shares earned in connection with the PSA for the fiscal 2020-2022 performance period and a portion of time-based RSUs granted during previous fiscal years.

Science Applications International Corporation
2022 Proxy Statement | 46

EXECUTIVE COMPENSATION
Nonqualified Deferred Compensation
We provided benefits to our NEOs during fiscal 2022 under the nonqualified deferred compensation plans that are summarized below:
The SAIC 401(k) Excess Deferral Plan ("Excess Plan") was closed on December 31, 2014 and no further deferrals are allowed. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan, but do not include the SAIC Stock Fund. Vested deferred balances under this plan will generally be paid following retirement or separation from service in the form of a lump sum payment or annual installments paid over a period of up to 10 years.
The SAIC Deferred Compensation Plan became effective January 1, 2015 and is a pre-tax savings plan that allows eligible participants to defer up to 80% of their salary and cash bonus compensation as well as director retainer and meeting fees. Effective January 31, 2016, the SAIC Stock Fund was discontinued as an investment option in the Deferred Compensation Plan. Deferrals into the Deferred Compensation Plan are not included as eligible compensation for the calculation of the company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan (our 401(k) plan) because of a deferral into the Deferred Compensation Plan, the company may, at its sole discretion, make up the difference in company matching contribution to the Deferred Compensation Plan. Participants elect to have deferred balances paid on a specific date while they are still employed or upon retirement or separation of service in the form of a lump sum payment or in annual installments over five, 10, or 15 years.
The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2022 through our nonqualified deferred compensation plans in which the NEOs participated. There were no company matching contributions made to the NEOs’ accounts under any of the plans in fiscal 2022.

Name(1)	Plan	Executive contributions in fiscal 2022 ($)(2)	Aggregate earnings in fiscal 2022 ($)(3)	Aggregate withdrawals/ distributions in fiscal 2022	Aggregate balance at fiscal year-end ($)(4)
Mr. Natarajan	Deferred Compensation Plan	6,923	(127)	—	6,796
Mr. Genter	Excess Plan	—	3,873	—	22,458
	Deferred Compensation Plan	38,604	7,750	—	126,208
Mr. LaRouche	Deferred Compensation Plan	227,125	12,800	—	704,528
Mr. Mahon	Deferred Compensation Plan	—	203,423	—	1,877,064
(1)    Ms. Keene is not included in this table because she has not participated in any nonqualified deferred compensation plan.
(2)    Amounts in this column include salary deferrals in fiscal 2022 and annual incentive bonus paid in fiscal 2022 for fiscal 2021 performance. For Mr. Genter, $11,890 and Mr. LaRouche, $54,173 of this amount is reported as fiscal 2022 compensation in the Summary Compensation Table.
(3)    With respect to the Excess Plan and the Deferred Compensation Plan, amounts in this column represent aggregate returns on the investments elected by participants from the diverse investment options available to participants under the plans. Participants may change their investment elections at any time. The returns on the investment options available to eligible participants during fiscal 2022 ranged from (13.5%) to 33.6%. The amounts in this column are not included in the Summary Compensation Table.
(4)    Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2022, which includes the following amounts reported in the Summary Compensation Table for the amounts contributed by the plan holder for the prior year: Mr. Genter, $26,714; and Mr. LaRouche, $172,952.

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EXECUTIVE COMPENSATION
Potential Payments upon Termination or a Change in Control
We have an Executive Severance, Change in Control and Retirement Policy (“Severance Policy”) that applies to designated eligible officers, including all of our active NEOs, which became effective as of July 1, 2020 and which provides certain benefits to the active NEOs upon their termination of employment under the circumstances described below, including in connection with a change in control or retirement. In addition, our Amended and Restated 2013 Equity Incentive Plan (“2013 Plan”) and the award agreements thereunder provide for accelerated vesting and exercisability of equity awards under the circumstances described below, including in connection with a change in control.
Severance Policy. Severance benefits under the Severance Policy are conditioned on the NEO signing and not revoking a general waiver and release and signing and complying with a two-year non-compete agreement.
Under the Severance Policy, if an active NEO is involuntarily terminated without cause or resigns for good reason within 90 days preceding or 21 months following a change in control, he or she will be entitled to receive a lump sum cash payment equal to two times (or three times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the target annual incentive bonus for the fiscal year in which the termination occurs. If the executive officer’s annual base salary was higher during the 90-day period prior to the change in control, that higher amount will be used to determine the amount of the lump sum cash payment to which the executive officer is entitled. The executive officer is also entitled to receive a cash payment in an amount equal to 24 months (or 36 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, outplacement services for a period of 12 months and up to a maximum of $25,000, and a lump sum cash payment equal to a pro-pro rata portion of the executive's target annual bonus opportunity for the bonus cycle in which the termination occurs. For a change of control related termination, the NEO's previously granted equity awards will be governed by the terms of the 2013 Plan.
Under the terms of the Severance Policy, if an active NEO is involuntarily terminated without cause other than during the period before or after a change in control as described above, he or she will be entitled to receive a cash payment equal to 1.5 times (or two times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the average of the most recent three actual annual cash bonuses (or the average of all of the actual annual cash bonuses paid if the executive officer has not been employed by us for at least three annual bonus cycles). The executive will continue to vest in all previously granted awards under the 2013 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award. The executive officer is also entitled to receive a cash payment in an amount equal to 18 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, outplacement services for a period of 12 months and up to a maximum of $25,000, and a lump sum cash payment equal to a pro-pro rata portion of the executive's annual bonus opportunity for the bonus cycle in which the executive's termination occurs to be paid per the company's usual payment schedule at the percentage payable per the company's fiscal year annual financial performance goal attainment.
Under the terms of the Severance Policy, if an active NEO intends to retire and provides the company with at least six months advanced written notice of their termination and agrees to sign a two-year non-compete agreement, he or she will be entitled to receive a cash payment in an amount equal to 18 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents and a pro-rated annual bonus for the bonus cycle in which the termination occurs, payable per the usual payment schedule and based on the company's fiscal year performance. The executive will continue to vest in all previously granted awards under the 2013 Plan per the original terms of the award, but without any minimum holding period requirements and without any proration of the award.
The Severance Policy generally defines “cause” for termination as (i) conviction, or plea of no contest, of fraud, embezzlement, theft or other felony, (ii) willful engagement in illegal conduct or gross misconduct, or (iii) failure to perform employment duties in a reasonably satisfactory manner after notice from the company and a 30-day opportunity to cure the failure. A resignation is generally defined to be for “good reason” if it is due to (i) a material adverse change in authority, duties or responsibilities, (ii) a material reduction in base salary or target bonus, or (iii) a relocation of the individual’s principal place of employment of more than 50 miles, and the company has failed to remedy the event or condition after receiving notice of the same. The Severance Policy defines a “change in control” in the same manner as the term is defined in our 2013 Plan, as described below.
Equity Awards. Under our 2013 Plan, the vesting of stock option and RSU awards will accelerate in full if the successor entity in a change in control does not assume or replace outstanding awards or, if such awards are assumed or replaced, and the award recipient’s employment ends within 18 months after the change in control due to termination without cause or resignation for good reason. The award agreements for PSAs issued under our 2013 Plan provide that if a change in control occurs before the end of a performance period, the performance period will be terminated and an award recipient will be entitled to receive, immediately prior to the change in control, a number of shares equal to the number determined by the committee to have been earned for each fiscal year in the performance period completed before the change in control, plus a pro rata portion of the shares determined by the committee to have been earned during the year in which the change in control occurred.

Science Applications International Corporation
2022 Proxy Statement | 48

EXECUTIVE COMPENSATION
The 2013 Plan generally defines a “change in control” as (i) a merger or consolidation in which the company is not the surviving corporation, (ii) a merger in which the company is the surviving corporation but after which the company’s pre-merger shareholders no longer own their company shares, (iii) a sale of substantially all of the company’s assets, or (iv) the acquisition, sale or transfer of more than 50% of the company’s outstanding shares by tender offer or similar transaction. “Cause” for termination is generally defined in the 2013 Plan as employment-related dishonesty, fraud or misconduct likely to cause significant injury to the company or its personnel, and “good reason” is defined in a manner similar to that under the Severance Policy.
Other than in the context of a change in control, RSU awards and option awards will vest in full immediately if employment ends due to death or disability, and, under those circumstances, options will remain exercisable for a period of time, which under the 2013 Plan is until the expiration date of the option award. Our PSA agreements provide that if employment ends due to death, an award recipient’s estate will be entitled to promptly receive a number of shares determined in the same manner as if a change in control had occurred on the date of death. If employment ends due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.
Under our Retiree Vesting Program, employees who retire, including our NEOs, may continue vesting in their stock option awards if they have held those options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in their option awards without regard to the 12 month holding requirement. Under the same conditions, executive officers may continue vesting in their RSU awards, and may receive the same pro rata payout of PSAs as applies in the event of a termination due to disability. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us. Ms. Keene was eligible for a benefit under our Retiree Vesting Program as of January 28, 2022, the last day of our most recent fiscal year.
In any other termination scenario involving an equity award recipient, including a NEO, the 2013 Plan provides that all unvested RSUs, options and PSAs are forfeited. Under these circumstances, vested options remain exercisable for 90 days or until the option expiration date, if earlier. However, as noted above, the Severance policy allows designated eligible officers, including all of our active NEOs, to continue vesting in their equity awards if the executive officer is involuntarily terminated without cause or as a result of their retirement.
Estimated Termination and Change in Control Payments and Benefits. The following table sets forth our estimates of the payments and benefits to be made to our NEOs under various termination and change in control scenarios. In calculating the amounts set forth in the table, we have assumed that (i) the date of termination was January 28, 2022, the last business day of fiscal 2022, (ii) the date of any related change in control was the same date, and (iii) the price of our common stock was $81.32 per share, the closing market price of our common stock on the NYSE on January 28, 2022. The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested, or distributions of plan balances under our non-qualified deferred compensation plan.

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Name	Without Cause Termination (not in connection with a Change in Control) ($)	Without Cause or With Good Reason Termination (in connection with a Change in Control) (1) ($)	Retirement ($)	Death ($)	Disability ($)
Ms. Keene
Bonus(2)	1,508,000	1,508,000	1,508,000	—	—
Severance(3)	4,898,801	8,004,000	—	—	—
Medical coverage continuation(4)	—	—	—	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Stock options(6)	425,494	425,494	425,494	425,494	425,494
Restricted stock units(7)	3,978,638	3,978,638	3,978,638	3,978,638	3,978,638
Performance shares(8)	2,528,780	2,750,970	2,528,780	2,750,970	1,379,582
Applicable cut back(9)	—	—	—	—	—
Total	13,364,713	16,692,102	8,440,912	7,155,102	5,783,714
Mr. Natarajan
Bonus(2)	600,000	600,000	600,000	—	—
Severance(3)	900,000	2,400,000	—	—	—
Medical coverage continuation(4)	45,913	62,129	45,913	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Stock options(6)	—	—	—	—	—
Restricted stock units(7)	915,452	915,452	915,452	915,452	915,452
Performance shares(8)	213,516	195,544	213,516	195,544	71,314
Applicable cut back(9)	—	(248,982)	—	—	—
Total	2,699,881	3,949,143	1,774,881	1,110,996	986,766
Mr. Genter
Bonus(2)	650,000	650,000	650,000	—	—
Severance(3)	1,569,538	2,600,000	—	—	—
Medical coverage continuation(4)	31,191	48,646	31,191	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Stock options(6)	72,661	72,661	72,661	72,661	72,661
Restricted stock units(7)	1,119,912	1,119,912	1,119,912	1,119,912	1,119,912
Performance shares(8)	595,994	649,394	595,994	649,394	326,427
Applicable cut back(9)	—	—	—	—	—
Total	4,064,296	5,165,613	2,469,758	1,841,967	1,519,000
Mr. LaRouche
Bonus(2)	625,000	625,000	625,000	—	—
Severance(3)	1,443,296	2,500,000	—	—	—
Medical coverage continuation(4)	35,945	48,646	35,945	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Stock options(6)	54,496	54,496	54,496	54,496	54,496
Restricted stock units(7)	1,019,561	1,019,561	1,019,561	1,019,561	1,019,561
Performance shares(8)	474,721	512,399	474,721	512,399	254,088
Applicable cut back(9)	—	—	—	—	—
Total	3,678,019	4,785,102	2,209,723	1,586,456	1,328,145
Mr. Mahon
Bonus(2)	625,000	625,000	625,000	—	—
Severance(3)	1,645,679	2,500,000	—	—	—
Medical coverage continuation(4)	—	—	—	—	—
Outplacement services(5)	25,000	25,000	—	—	—
Stock options(6)	104,335	104,335	104,335	104,335	104,335
Restricted stock units(7)	884,379	884,379	884,379	884,379	884,379
Performance shares(8)	570,319	625,887	570,319	625,887	317,852
Applicable cut back(9)	—	(206,775)	—	—	—
Total	3,854,712	4,557,826	2,184,033	1,614,601	1,306,566

Science Applications International Corporation
2022 Proxy Statement | 50

EXECUTIVE COMPENSATION
(1)    The change in control consequences for PSAs are the same whether or not a qualifying termination (involuntary termination without cause or resignation for good reason) occurs in connection with the change in control. With respect to option and RSU awards, the 2013 Plan also provides for accelerated vesting and exercisability of the awards if the successor corporation does not assume or replace the awards in connection with the change in control.
(2)    In the case of termination involuntarily without cause, in connection with a change in control, or due to retirement, the NEOs receive a pro rata portion of their target bonus. Because the assumed termination date of January 28, 2022 is the last day of the fiscal year, this column reflects the target bonus amounts of the date of termination.
(3)     In the case of a qualifying termination not in connection with a change in control, severance amounts represent a single lump sum payment     equal to two times for Ms. Keene and 1.5 times for all other NEOs the sum of (a) the NEO's fiscal 2022 base salary and (b) the average of the annual bonuses paid for fiscal 2021, 2020 and 2019. In the case of a qualifying termination in connection with a change in control, severance amounts represent a single lump sum payment equal to three times for Ms. Keene and two times for all other NEOs of the sum of (a) the NEO's fiscal 2022 base salary and (b) his or her target annual bonus for fiscal 2022.
(4)    In the case of a qualifying termination not in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 24 months for the Chief Executive Officer and 18 months for all other NEOs. In the case of a qualifying termination in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 36 months for Ms. Keene and 24 months for all other NEOs. Ms. Keene and Mr. Mahon do not participate in the company’s group medical coverage.
(5)    These amounts represent the maximum value to the NEO of outplacement counseling services to be provided for 12 months following a qualifying termination.
(6)    These amounts represent the value of unvested options to purchase shares of our common stock issued under the 2013 Plan that were held by the NEO at the end of fiscal 2022 and whose vesting was accelerated in connection with a change in control, involuntary termination without cause, retirement, or termination due to death or disability. The value was calculated by multiplying the number of shares subject to the option whose vesting was accelerated by the difference between the closing market price per share of our common stock on the NYSE on January 28, 2022 and the applicable option exercise price. For more information regarding the number of shares underlying unvested options held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."
(7)    These amounts represent the value of RSUs issued under the 2013 Plan that were held by the NEO at the end of fiscal 2022 and whose vesting or payment was accelerated in connection with a change in control, involuntary termination without cause, retirement, or termination due to death or disability. The value was calculated by multiplying the number of RSUs whose vesting or payment was accelerated by the closing market price per share of our common stock on the NYSE on January 28, 2022, and includes accrued dividend equivalents as of January 28, 2022. For more information regarding the number of unvested or unpaid RSUs held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."
(8)    These amounts represent the value of shares underlying outstanding PSAs issued under the 2013 Plan that were held by the NEO at the end of fiscal 2022 and whose vesting was accelerated in connection with a change in control, involuntary termination without cause, retirement, termination due to disability, or termination due to death. For PSAs in this table, the value was calculated by multiplying the number of performance shares whose vesting was accelerated by the closing market price per share of our common stock on the NYSE on January 28, 2022, and includes accrued dividend equivalents as of January 28, 2022. For an involuntary termination without cause or retirement under the Severance Policy, the performance shares earned are determined at the end of the three-year performance period and are paid at the end of that performance period. In this table, PSAs payable as a result of involuntary termination without cause or retirement under the Severance Policy, are assumed earned at 100% of target for fiscal 2023 and fiscal 2024, respectively. For a termination following a change of control or death, the number of performance shares whose vesting was accelerated was determined based on the sum of: (i) the actual number of shares earned by each NEO for the part of the award allocated to our annual operating cash flow performance goals for fiscal 2021 and 2022, and (ii) either (a) for the fiscal 2021 grant, one-third of the shares allocated to the three-year cumulative adjusted EBITDA performance goal assuming results of approximately 93.8% of target, or (b) for the fiscal 2022 grant, one-third of the shares allocated to the three-year cumulative adjusted EBITDA performance goal assuming results of approximately 101% of target, each for the portion of the performance period prior to the termination of employment. The number of actual shares earned by each NEO based on operating cash flow for fiscal 2021 was 200.0% of target for the fiscal 2021 award, and for fiscal 2022 was 115.9% and 81.5% of target for the respective awards. For a termination due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period. In this table PSAs payable as a result of disability, are assumed paid at 100.0% of target for fiscal 2023 and fiscal 2024, respectively. Note that PSAs from fiscal 2020 are not included in this table since they are deemed to be earned as of January 28, 2022.
(9)    Under the Severance Policy, executives either receive (a) payment in full, or (b) have their payments cutback to avoid excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code, depending on which option results in receipt of the greatest amount of severance benefits by the executive on an after-tax basis. The amount reported under this item is the amount by which NEO's payment would be reduced if necessary to avoid paying excise taxes.

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EXECUTIVE COMPENSATION
CEO Pay Ratio

We are providing the following information about the relationship of the annual median total compensation of our employees and the annual total compensation of Nazzic S. Keene, our Chief Executive Officer (“CEO”) at the end of fiscal 2022.
Due to the acquisition of Halfaker and Associates on July 2, 2021, there has been a change in our employee population that we believe required the reexamination of our pay ratio disclosure. Therefore, we have re-identified the median employee for fiscal 2022 as of December 31, 2021 (our "Determination Date") as follows:
•We collected data for all employees globally (excluding the CEO), including part-time and full-time, permanent, temporary and seasonal employees, and excluding independent contractors.
•We used base pay as our consistently applied compensation measure.
•We identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
We then determined our median employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. The median employee's total compensation in fiscal 2022 was comprised of base salary and 401(k) plan contributions.
Based on the above calculations, for fiscal 2022, our last completed fiscal year:
•the annual total compensation of the median employee was $102,214; and
•the total compensation of our CEO was $8,343,156.
Therefore, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 82:1. Our pay ratio estimate has been calculated in a manner consistent with item 401(u) of Regulation S-K.

Science Applications International Corporation
2022 Proxy Statement | 52

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee believes that the appointment of Ernst & Young LLP ("EY") is in the best interests of the company and its stockholders, and proposes and recommends that the stockholders ratify the Audit Committee’s appointment of EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending February 3, 2023. Representatives of EY will be present at the virtual annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change in accounting firms would be in our stockholders’ best interests.

Vote Required
The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the virtual annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board
The Board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2023.

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PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT MATTERS

Audit Committee Report
The Audit Committee of the Board is responsible for assisting the Board in fulfilling its oversight responsibilities over the company’s accounting, auditing and financial reporting processes, internal controls, and for monitoring compliance with certain regulatory and legal requirements. The responsibilities of the Audit Committee are described in a written charter that has been reviewed and approved by the Board. The current Audit Committee charter is available on the company’s investor relations website at investors.saic.com by clicking on the link entitled “Corporate Governance.” A summary of the provisions of the Audit Committee charter, including the responsibilities of the Audit Committee, is set forth in this Proxy Statement under "Corporate Governance – Audit Committee," beginning on page 20.
Management is responsible for preparing the company’s financial statements and for the financial reporting process, including evaluating the effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting.
EY, the company’s independent registered public accounting firm for fiscal 2022, is responsible for performing an independent audit of the company’s annual consolidated and combined financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the company’s internal control over financial reporting.
Each current Audit Committee member (Robert A. Bedingfield, Yvette M. Kanouff, Timothy J. Mayopoulos, Milford W. McGuirt and Steven R. Shane) meets the independence and financial literacy requirements of the SEC and the NYSE as well as qualifies as an audit committee financial expert under SEC rules. For a further description of each Audit Committee member’s background and expertise, please refer to the director qualification section of this Proxy Statement beginning on page 10.
In the course of fulfilling its responsibilities, the Audit Committee has:
•    evaluated the qualifications, performance and compensation of the company’s independent auditor (EY);
•    separately met with the internal auditor and EY to discuss any matters that the internal auditor, EY or the Audit Committee believed should be discussed privately without members of management present;
•    reviewed and discussed with EY the items required to be disclosed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•    received written disclosures and the letter from EY regarding its independence required by applicable requirements of the PCAOB, and discussed with EY its independence;
•    reviewed and discussed with management and EY the company’s internal control over financial reporting; and
•    reviewed and discussed with management and EY the audited consolidated financial statements for fiscal 2022.
Based on the reviews and discussions summarized in this report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for fiscal 2022 for filing with the SEC.
Robert A. Bedingfield (Chair)
Yvette M. Kanouff
Timothy J. Mayopoulos
Milford W. McGuirt
Steven R. Shane

Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the company's fiscal year ending February 3, 2023. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting, as described above.

Science Applications International Corporation
2022 Proxy Statement | 54

AUDIT MATTERS
Audit and Non-Audit Fees
Aggregate fees billed to the company for fiscal 2022 and fiscal 2021 by our independent registered public accounting firm, EY, were as follows:

	January 28, 2022	January 29, 2021
Audit Fees(1)	$4,525,000	$5,200,000
Audit-Related Fees(2)	$65,000	$—
Tax Fees(3)	$116,025	$23,068
All Other Fees	$—	$—
Total Fees	$4,706,025	$5,223,068
(1)    Audit Fees consist of professional services rendered for the audit of the annual consolidated financial statements, including the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with the audit, such as consents and certain other company filings and submissions with the SEC.
(2)    Audit-Related Fees reflect fees for services that are reasonably related to the performance of the audit or review of the company’s financial statements. For fiscal 2022, this included fees related to due diligence services.
(3)    Tax Fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters) and assistance with credits and incentives opportunities in various jurisdictions.

The Audit Committee has considered whether the above services provided by EY are compatible to maintaining the independence of EY. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any of those services that were pre-approved in that manner will be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit Fees, Audit-Related Fees, non-audit Tax Fees, and All Other Fees set forth above were pre-approved by one of these means.

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OTHER INFORMATION
OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock as of April 11, 2022.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Wellington Management Group LLP(1)	5,700,041	10.2%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
The Vanguard Group(2)	5,188,584	9.3%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	4,792,668	8.6%
55 East 52nd Street New York, NY 10055
Boston Partners(4)	3,940,805	7.1%
One Beacon Street, 30th Floor Boston, MA 02108
(1)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on April 11, 2022 in which Wellington Management Group LLP, an investment adviser filing on behalf of itself and as parent of certain holding companies and the Wellington Investment Advisers, reported that it has shared voting power over 4,830,569 shares and shared dispositive power over 5,699,458 shares as of March 31, 2022.
(2)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2022 in which The Vanguard Group, an investment adviser filing on behalf of itself and certain of its subsidiaries, reported that it has shared voting power over 30,553 shares, sole dispositive power over 5,112,845 shares and shared dispositive power over 75,739 shares as of December 31, 2021.
(3)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 7, 2022 in which BlackRock, Inc., a holding company filing on behalf of itself and certain of its subsidiaries, reported that it has sole voting power over 4,666,068 shares and sole dispositive power over 4,792,668 shares as of December 31, 2021.
(4)    Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 11, 2022 in which Boston Partners, an investment adviser filing on behalf of itself, reported that it has sole voting power over 2,717,858 shares, shared voting power over 5,075 shares and sole dispositive power over 3,940,805 shares as of December 31, 2021.

Science Applications International Corporation
2022 Proxy Statement | 56

OTHER INFORMATION
Stock Ownership of Directors and Officers
The following table sets forth, as of April 11, 2022, the beneficial ownership of our common stock by our directors, the NEOs, and all of our directors and executive officers as a group. None of our directors or executive officers beneficially own more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.11% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by that individual, except for any investment or voting power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock(1)	Stock units(2)	Options and RSUs(3)	Total shares beneficially owned
Non-Employee Directors
Robert A. Bedingfield	33,945	2,888	14,948	51,781
Carol A. Goode	2,633	—	3,771	6,404
Garth N. Graham	—	—	2,151	2,151
John J. Hamre	16,055	—	10,216	26,271
Yvette M. Kanouff	4,133	—	3,771	7,904
Timothy J. Mayopoulos	1,369	—	1,765	3,134
Katharina G. McFarland	6,906	—	6,078	12,984
Milford W. McGuirt	—	—	—	—
Donna S. Morea	24,512	—	14,948	39,460
Steven R. Shane	26,418	—	14,948	41,366
Named Executive Officers
Nazzic S. Keene	101,328	—	192,504	293,832
Prabu Natarajan	8,707	—	—	8,707
Robert S. Genter	20,638	—	14,435	35,073
Michael W. LaRouche	10,887	—	10,826	21,713
Steven G. Mahon	23,557	—	48,905	72,462
All directors and executive officers as a group (15 persons)	281,088	2,888	339,266	623,242
(1)    Information in this column includes (a) the approximate number of shares allocated to all directors and officers as a group, 172,792 shares, and (b) shares held by certain trusts established by the individuals as follows: Mr. Bedingfield, 30,406 shares; Mr. Shane, 1,334 shares; Ms. Keene, 73,556 shares; and Mr. Natarajan, 3,000 shares.
(2)    Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.
(3)    Shares subject to options exercisable or RSUs subject to vesting, both within 60 days following April 11, 2022.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act and the rules of the SEC require our directors and executive officers as well as persons who beneficially own more than ten percent of our common stock to file reports of their ownership and changes in ownership of common stock with the SEC. For our directors and executive officers, our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based solely on the information provided to us, we believe that all of our directors, executive officers and greater than ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal 2022.

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OTHER INFORMATION
Stockholder Proposals and Director Nominations for the 2023 Annual Meeting
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so they are received by our Corporate Secretary no later than the close of business (5:00 p.m. ET) on December 28, 2022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the annual meeting of stockholders to be held in 2023 (the "2023 Annual Meeting"), a stockholder who desires to provide notice of nomination of one or more director candidates to be included in the company’s proxy statement and ballot pursuant to Section 3.17 of our bylaws (a “proxy access nomination”) must be received by our Corporate Secretary no earlier than November 28, 2022 and no later than the close of business on December 28, 2022 (not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders). If the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after that anniversary date, notice of the proxy access nomination by the stockholder to be timely must be received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting or the close of business on the 10th day following the day on which the notice of proxy access nomination is mailed or public announcement of the date of the 2023 Annual Meeting is first made by the company, whichever first occurs.
In addition, in order for a stockholder to propose any matter for consideration at the 2023 Annual Meeting other than by inclusion in the proxy statement, the stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2023 Annual Meeting, notice must be delivered to the Corporate Secretary between February 8, 2023 and March 10, 2023. In the event, however, that the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.
Any stockholder’s notice must include additional information about the stockholder and the underlying beneficial owner, if any, required under our bylaws, as amended from time to time, and SEC rules and regulations, including the information that would be required to be disclosed in a proxy statement soliciting proxies for the election of any proposed nomination of one or more director candidates. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K
We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report on Form 10-K for fiscal 2022 without exhibits. Requests should be directed to SAIC, 12010 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, or by calling (703) 676-2064.
By Order of the Board of Directors

Steven G. Mahon
Corporate Secretary
April 27, 2022

Science Applications International Corporation
2022 Proxy Statement | 58

APPENDIX TO PROXY STATEMENT
APPENDIX TO PROXY STATEMENT

This appendix describes the non-GAAP financial measures included in the Proxy Statement. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similar measures differently.

	Year Ended
	January 28, 2022	January 29, 2021	January 31, 2020
	(in millions)
Net income	$279	$211	$229
Interest expense and loss on sale of receivables	107	124	90
Interest income	—	(1)	(4)
Provision for income taxes	79	60	57
Depreciation and amortization	165	179	131
EBITDA(1)	$630	$573	$503
EBITDA as a percentage of revenues	8.5%	8.1%	7.9%
Acquisition and integration costs	56	54	48
Restructuring and impairment costs	2	4	—
Depreciation included in acquisition and integration costs	(1)	(1)	(5)
Recovery of acquisition and integration costs and restructuring and impairment costs(2)	(1)	(3)	(8)
Adjusted EBITDA(1)	$686	$627	$538
Adjusted EBITDA as a percentage of revenues	9.3%	8.9%	8.4%
(1)    EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. Integration costs are costs to integrate acquired companies and include the costs of strategic consulting services, facility consolidation and employee related costs such as retention and severance costs. The acquisition and integration costs relate to the company’s acquisitions of Halfaker and Associates in July 2021, Koverse in May 2021, Unisys Federal in March 2020 and Engility in January 2019. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the company.
(2)    Adjustment to reflect the portion of acquisition and integration costs and restructuring and impairment costs recovered through the company's indirect rates in accordance with Cost Accounting Standards.

59 | saic.com

APPENDIX TO PROXY STATEMENT
In addition to the above non-GAAP financial measures, the table below describes adjusted performance measures related to the Performance Share Plan and Short-Term Incentive ("STI") Awards included in the Proxy Statement.

	Year Ended
	January 28, 2022	January 29, 2021	January 31, 2020
	(in millions)
Performance Share Plan Adjusted Performance Measures
Net income	$279	$211	$229
Interest expense and loss on sale of receivables	107	124	90
Interest income	—	(1)	(4)
Provision for income taxes	79	60	57
Depreciation and amortization	165	179	131
EBITDA(1)	$630	$573	$503
EBITDA as a percentage of revenues	8.5%	8.1%	7.9%
Acquisition and integration costs	55	52	35
Restructuring impacts	1	2	—
Legal settlements	—	(7)	—
Performance share plan adjusted EBITDA	$686	$620	$538
Performance share plan adjusted EBITDA as a percentage of revenues	9.3%	8.8%	8.4%

Cash flows provided by operating activities	$518	$755	$458
Excess tax benefits on stock based compensation	(3)	3	(4)
Cash paid for acquisition and integration costs	9	32	18
Restructuring impacts	5	(2)	—
Platform integration program working capital changes	33	25	25
Legal settlements	—	(5)	—
Performance share plan adjusted operating cash flow	$562	$808	$497

Short-Term Incentive Adjusted Performance Measures
Revenue	$7,394	$7,056	$6,379
COVID-19 impact	—	262	—
STI adjusted revenue	$7,394	$7,318	$6,379

Net income	$279	$211	$229
Interest expense and loss on sale of receivables	107	124	90
Interest income	—	(1)	(4)
Provision for income taxes	79	60	57
Depreciation and amortization	165	179	131
EBITDA(1)	$630	$573	$503
EBITDA as a percentage of revenues	8.5%	8.1%	7.9%
Acquisition and integration costs	55	52	35
Restructuring impacts	1	2	—
COVID-19 impact	—	16	—
STI adjusted EBITDA	$686	$643	$538

Cash flows provided by operating activities	$518	$755	$458
Excess tax benefits on stock based compensation	(3)	3	(4)
Impact from sale of receivables under Master Accounts Receivable Purchase Agreement	(15)	(185)	—
COVID-19 impact	—	(73)	—
Restructuring impacts	—	(2)	—
STI adjusted operating cash flow	$500	$498	$454

Science Applications International Corporation
2022 Proxy Statement | 60

APPENDIX TO PROXY STATEMENT
(1)    EBITDA is a non-GAAP performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the company.

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SAIC®

ATTN: STOCK PROGRAMS
12010 SUNSET HILLS ROAD
RESTON, VA 20190

SCAN TO
VIEW MATERIALS & VOTE

BY INTERNET
Before The Meeting - Go to ***www.proxyvote.com*** *or scan the QR Barcode above*

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SAIC2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL
Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68600-P66398 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAIC®

1. Nominees:	**For**	**Against**	**Abstain**
1a. Robert A. Bedingfield	☐	☐	☐
1b. Carol A. Goode	☐	☐	☐
1c. Garth N. Graham	☐	☐	☐
1d. John J. Hamre	☐	☐	☐
1e. Yvette M. Kanouff	☐	☐	☐
1f. Nazzic S. Keene	☐	☐	☐
1g. Timothy J. Mayopoulos	☐	☐	☐
1h. Katharina G. McFarland	☐	☐	☐
1i. Milford W. McGuirt	☐	☐	☐
1j. Donna S. Morea	☐	☐	☐
1k. Steven R. Shane	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. The approval of a non-binding, advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 3.	**For**	**Against**	**Abstain**
3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2023.	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.
Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

D68601-P66398

SAIC®

Proxy and Voting Instruction Card for the Virtual Annual Meeting of Stockholders - June 8, 2022
This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven G. Mahon, with full power of substitution, as proxy to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Virtual Annual Meeting of Stockholders of Science Applications International Corporation (the "Company") to be held on June 8, 2022 at 9:00 a.m. Eastern Time, virtually via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SAIC2022, and at any adjournment, postponement or continuation thereof (the "2022 Virtual Annual Meeting of Stockholders"), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the "SAIC Retirement Plan"), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned's account in the SAIC Retirement Plan at the 2022 Virtual Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. **If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director in Proposal 1, (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof, and (B) the shares represented by this proxy and voting instruction card held for the undersigned's account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted.** This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)